Exhibit 10.3

Execution Version

TERM LOAN CREDIT

AND

SECURITY AGREEMENT

U.S. BANK NATIONAL ASSOCIATION

(AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT)

THE VARIOUS LENDERS FROM TIME TO TIME PARTY HERETO

WITH

HUDSON TECHNOLOGIES COMPANY

HUDSON HOLDINGS, INC.

AIRGAS-REFRIGERANTS, INC.

AND

EACH PERSON JOINED HERETO AS A BORROWER FROM TIME TO TIME

(AS BORROWERS)

AND

HUDSON TECHNOLOGIES, INC.

(AS A GUARANTOR)

October 10, 2017

- i -

	4.4	Preservation of Collateral	45
	4.5	Ownership of Collateral	45
	4.6	Defense of Agent’s and Lenders’ Interests	46
	4.7	Books and Records	46
	4.8	Financial Disclosure	47
	4.9	Compliance with Laws	47
	4.10	Inspection of Premises	47
	4.11	Insurance	48
	4.12	Failure to Pay Insurance	48
	4.13	Payment of Taxes	48
	4.14	Payment of Leasehold Obligations	49
	4.15	Reserved	49
	4.16	Inventory	49
	4.17	Maintenance of Equipment	49
	4.18	Exculpation of Liability	49
	4.19	Environmental Matters	49
	4.20	Financing Statements	51
	4.21	Further Assurances and Post-Closing Covenants	51

V.	REPRESENTATIONS AND WARRANTIES		52
	5.1	Authority	52
	5.2	Formation and Qualification	53
	5.3	Survival of Representations and Warranties	53
	5.4	Tax Returns	53
	5.5	Financial Statements	53
	5.6	Entity Name	54
	5.7	O.S.H.A. and Environmental Compliance	54
	5.8	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	54
	5.9	Patents, Trademarks, Copyrights and Licenses	56
	5.10	Licenses and Permits	56
	5.11	Default of Indebtedness	56
	5.12	No Default	56
	5.13	No Burdensome Restrictions	57
	5.14	No Labor Disputes	57
	5.15	Margin Regulations	57
	5.16	Investment Company Act	57
	5.17	Disclosure	57
	5.18	Swaps	57
	5.19	Conflicting Agreements	57
	5.20	Application of Certain Laws and Regulations	57
	5.21	Business and Property of Borrowers	58
	5.22	Anti-Terrorism Laws	58
	5.23	Federal Securities Laws	59
	5.24	Equity Interests	59
	5.25	Perfection of Security Interest in Collateral	59
	5.26	Commercial Tort Claims	59

- ii -

	5.27	Letter of Credit Rights	59
	5.28	Anti-Money Laundering Compliance	60
	5.29	No Default	60
	5.30	Responsible Officers	60
	5.31	Delivery of Revolving Loan Documents and Acquisition Agreement	60

VI.	AFFIRMATIVE COVENANTS		61
	6.1	Payment of Fees	61
	6.2	Conduct of Business and Maintenance of Existence and Assets	61
	6.3	Violations	61
	6.4	Government Receivables	61
	6.5	Financial Covenant	61
	6.6	Execution of Supplemental Instruments	61
	6.7	Payment of Indebtedness	62
	6.8	Standards of Financial Statements	62
	6.9	Federal Securities Laws	62
	6.10	Employment Agreement with Kevin Zugibe	62
	6.11	Exercise of Rights	62
	6.12	Reserved	62
	6.13	Anti-Corruption Laws	62
	6.14	Lien Waiver Agreements	62

VII.	NEGATIVE COVENANTS		63
	7.1	Merger, Consolidation, Acquisition and Sale of Assets	63
	7.2	Creation of Liens	63
	7.3	Guarantees	63
	7.4	Investments	63
	7.5	Loans	64
	7.6	Capital Expenditures	64
	7.7	Dividends	64
	7.8	Indebtedness	64
	7.9	Nature of Business	65
	7.10	Transactions with Affiliates	65
	7.11	Anti-Terrorism Laws	65
	7.12	Subsidiaries	65
	7.13	Fiscal Year and Accounting Changes	65
	7.14	Pledge of Credit	66
	7.15	Amendment of Articles of Incorporation, By-Law	66
	7.16	Compliance with ERISA	66
	7.17	Prepayment of Indebtedness	66
	7.18	Membership/Partnership Interests	66
	7.19	Other Agreements	66
	7.20	Holding Company Status	67
	7.21	Use of Proceeds	67
	7.22	Sanctions	67
	7.23	Anti-Corruption Laws	67

VIII.	CONDITIONS PRECEDENT		67

- iii -

	8.1	Closing Date Conditions	67
	8.2	Delayed Draw Funding Date Conditions	71

IX.	INFORMATION AS TO BORROWERS		73
	9.1	Disclosure of Material Matters	73
	9.2	Reserved	73
	9.3	Environmental Reports	73
	9.4	Litigation	73
	9.5	Material Occurrences	73
	9.6	Government Receivables	74
	9.7	Annual Financial Statements	74
	9.8	Quarterly Financial Statements	74
	9.9	Monthly Financial Statements	74
	9.10	Other Reports	74
	9.11	Additional Information	74
	9.12	Projected Operating Budget	75
	9.13	Reserved	75
	9.14	Notice of Suits, Adverse Events	75
	9.15	ERISA Notices and Requests	75
	9.16	Additional Documents	76
	9.17	Updates to Certain Schedules	76

X.	EVENTS OF DEFAULT		76
	10.1	Nonpayment	76
	10.2	Breach of Representation	76
	10.3	Financial Information	76
	10.4	Judicial Actions	76
	10.5	Noncompliance	77
	10.6	Judgments	77
	10.7	Bankruptcy	77
	10.8	Inability to Pay	77
	10.9	Subsidiary Bankruptcy	77
	10.10	Material Adverse Effect	77
	10.11	Lien Priority	77
	10.12	Cross Default	78
	10.13	Revolving Loan Default	78
	10.14	Breach of Guaranty	78
	10.15	Change of Ownership	78
	10.16	Invalidity	78
	10.17	Licenses	78
	10.18	Seizures	78
	10.19	Pension Plans	78

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		79
	11.1	Rights and Remedies	79
	11.2	Agent’s Discretion	81
	11.3	Setoff	81
	11.4	Rights and Remedies not Exclusive	81

- iv -

	11.5	Allocation of Payments After Event of Default	81
	11.6	Waiver of Notice	82
	11.7	Delay	82
	11.8	Jury Waiver	82

XII.	CLOSING DATE AND TERMINATION		82
	12.1	Term	82
	12.2	Termination	82

XIII.	REGARDING AGENT		83
	13.1	Appointment	83
	13.2	Nature of Duties	83
	13.3	Lack of Reliance on Agent and Resignation	84
	13.4	Certain Rights of Agent	85
	13.5	Reliance	85
	13.6	Notice of Default	85
	13.7	Indemnification	86
	13.8	Agent in its Individual Capacity	86
	13.9	Delivery of Documents	86
	13.10	Borrowers’ Undertaking to Agent	86
	13.11	No Reliance on Agent’s Customer Identification Program	86
	13.12	Withholding	87
	13.13	Collateral Matters	87
	13.14	Other Agreements	88

XIV.	MISCELLANEOUS		88
	14.1	Governing Law	88
	14.2	Entire Understanding	89
	14.3	Successors and Assigns; Participations; New Lenders	90
	14.4	Application of Payments	92
	14.5	Indemnity	93
	14.6	Notice	93
	14.7	Survival	95
	14.8	Severability	95
	14.9	Expenses	95
	14.10	Injunctive Relief	95
	14.11	Consequential Damages	96
	14.12	Captions	96
	14.13	Counterparts; Facsimile Signatures	96
	14.14	Construction	96
	14.15	Confidentiality; Sharing Information	96
	14.16	Publicity	97
	14.17	Certifications From Banks and Participants; US PATRIOT Act	97
	14.18	Anti-Terrorism Laws	97
	14.19	Intercreditor Agreement	98

XV.	BORROWING AGENCY		99
	15.1	Borrowing Agency Provisions	99

- v -

List of Exhibits and Schedules

Exhibits

Exhibit 2.1(a)	Form of Term Loan Note
Exhibit 8.1(l)	Financial Condition Certificate
Exhibit 14.3	Loan Transfer Supplement

Schedules

Schedule 1.1(a)	Closing Date Commitments
Schedule 1.1(b)	Delayed Draw Commitments
Schedule 1.1(c)	Prior Indebtedness
Schedule 1.2	Permitted Encumbrances
Schedule 4.5	Equipment and Inventory Locations
Schedule 4.19	Real Property
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.24	Equity Interests
Schedule 5.26	Commercial Tort Claims
Schedule 5.27	Letter of Credit Rights
Schedule 5.30	Responsible Officers
Schedule 7.3	Guarantees

- vi -

TERM LOAN CREDIT
AND
SECURITY AGREEMENT

This Term Loan Credit and Security Agreement dated October 10, 2017, among Hudson Technologies Company, a corporation organized under the laws of the State of Tennessee (“Hudson Technologies”), Hudson Holdings, Inc., a corporation organized under the laws of the State of Nevada (“Holdings”), and Airgas-Refrigerants, Inc., a corporation organized under the laws of the State of Delaware (“ARI” and together with Hudson Technologies, Holdings, and each other Person joined hereto as a borrower from time to time, the “Borrowers” and each individually a “Borrower”), Hudson Technologies, Inc., a corporation organized under the laws of the State of New York (“HT” or a “Guarantor”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and U.S. BANK NATIONAL ASSOCIATION, as collateral agent and administrative agent for the Lenders (in such capacity, “Agent”).

WHEREAS, Holdings will acquire all of the outstanding equity interests of ARI pursuant to the Acquisition Agreement (as defined below);

WHEREAS, the Borrowers have requested, and the Lenders have agreed to make available to the Borrowers term loans upon and subject to the terms and conditions set forth in this Agreement, which will be used to (a)(i) finance a portion of the purchase price consideration in connection with the Acquisition pursuant to the terms of the Acquisition Agreement, which, when combined with proceeds of loans borrowed under the Revolving Loan Agreement in an amount not to exceed $115,000,000 on the Closing Date and cash on hand, will amount to the total consideration needed to consummate the Acquisition and (ii) fund certain fees and expenses associated with the funding of the Loans to be made on the Closing Date and consummation of the Acquisition and (b) together with proceeds of loans borrowed under the Revolving Loan Agreement, provide for the ongoing working capital needs and general corporate needs of the Borrowers;

WHEREAS, the Borrowers desire to secure all of their Obligations by granting to Agent, for its benefit and the ratable benefit of the Lenders, a continuing security interest in and to and Lien on all of their Collateral; and

WHEREAS, each Guarantor is willing to guaranty all of the Obligations and to grant to Agent, for its benefit and the ratable benefit of the Lenders, a continuing security interest in and to and Lien on all of its Collateral;

IN CONSIDERATION of the mutual covenants and undertakings herein contained, the parties hereto hereby agree as follows:

I.	DEFINITIONS.

1.1          Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of HT on a consolidated and consolidating basis for the fiscal year ended December 31, 2016.

1.2          General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Acquisition” shall mean, pursuant to the terms of the Acquisition Agreement, the purchase by Holdings of the Shares (as defined in the Acquisition Agreement).

“Acquisition Agreement” shall mean the Stock Purchase Agreement, including all exhibits and schedules thereto, dated as of August 9, 2017, among Airgas, Inc., a Delaware corporation, as seller, Holdings, as buyer, and HT.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 35% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Term Loan Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Percentage” shall mean, with respect to such Lender’s portion of any outstanding Loans at any time, the percentage of the aggregate outstanding principal amount of such Loans held by such Lender at such time.

“Applicable Rate” shall mean the Eurodollar Rate plus 7.25% per annum.

“Authority” shall have the meaning set forth in Section 4.19(d).

“Average Undrawn Availability” shall have the meaning set forth in the Revolving Loan Agreement.

“Base Rate” shall mean, for any date, a per annum rate equal to (a) the greater of (i) the U.S. Prime Rate for such date, (ii) the Federal Funds Rate for such day, plus 0.50%, or (iii) the Eurodollar Rate for a 90 day interest period as determined on such day, plus 1.0% plus (b) 6.25% per annum.

“Borrower” and “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of each such Person.

“Borrowing Agent” shall mean Holdings.

“Business” shall mean, in the case of the Borrowers, (i) selling reclaimed and virgin refrigerants throughout the air conditioning and refrigeration industry, (ii) providing refrigerant management services, fire suppression services, and energy and efficiency optimization services and (iii) activities necessary to conduct the foregoing, and any related businesses.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capital Lease” shall mean, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capitalized Lease Obligation” shall mean any Indebtedness of Borrowers represented by obligations under a Capital Lease.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, any changes to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of a Borrower to a Person who is not an Original Owner or (b) any merger or consolidation of or with a Borrower or sale of all or substantially all of the property or assets of any Borrower. For purposes of this definition, “control of a Borrower” shall mean the power, direct or indirect (x) to vote 100% or more of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of a Borrower and (y) to direct or cause the direction of the management and policies of a Borrower by contract or otherwise.

“Change of Ownership” shall mean (a) the Equity Interests of any Borrower is no longer 100% owned and controlled by (including for the purposes of the calculation of percentage ownership, any Equity Interests into which any Equity Interests of such Borrower held by any of the Original Owners are convertible or for which any such Equity Interests of such Borrower or of any other Person may be exchanged and any Equity Interests issuable to such Original Owners upon exercise of any warrants, options or similar rights which may at the time of calculation be held by such Original Owners) a Person who is an Original Owner; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of HT; (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of HT by Persons who were neither (i) directors of HT on the Closing Date, (ii) nominated by the board of directors of HT nor (iii) appointed by directors so nominated; or (d) any merger, consolidation or sale of substantially all of the property or assets of any Borrower.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the PBGC or any environmental agency or superfund), upon the Collateral, Borrowers or any of their Affiliates.

“Closing Date” shall mean October 10, 2017 or such other date as may be agreed to by the parties hereto.

“Closing Date EBITDA” shall mean $63,000,000.

“Closing Date Total Leverage Ratio” shall mean, after giving effect to the funding of the Loans and the other Transactions contemplated by this Agreement, the ratio of (a) Funded Debt as of the Closing Date to (b) Closing Date EBITDA.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Credit Party in all of the following property and assets of such Credit Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a)          all Receivables;

(b)          all Equipment;

(c)          all General Intangibles and Intellectual Property;

(d)          all Inventory, including specifically but without limitation gas cylinders and other similar items that contain gas;

(e)          all Subsidiary Stock (including Subsidiary Stock of the Subsidiaries set forth on Schedule 5.2(b)) and Investment Property;

(f)           all fixtures;

(g)          all Real Property;

(h)          all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(i)           all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (h) of this definition; and

(j)           all proceeds and products of the property described in clauses (a) through (h) of this definition, in whatever form. It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Borrower for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against Borrowers, would be sufficient to create a perfected Lien in any property or assets that such Borrower may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

“Collateral Pledge Agreement” shall mean that certain Collateral Pledge Agreement, dated as of the date hereof, entered into by and among HT and Holdings, as pledgors, in favor of Agent, as such agreement may be amended, restated, supplemented, or modified from time to time.

“Collateral Assignment of Acquisition Documents” shall mean that certain Collateral Assignment of Acquisition Documents, dated as of the date hereof, by Holdings in favor of Agent, as such agreement may be amended, restated, supplemented, or modified from time to time.

“Commitment” shall mean, for any Lender, collectively (i) the obligation of such Lender to make a Loan on the Closing Date hereunder, up to the principal amount shown opposite such Lender’s name on Schedule 1.1(a) under Closing Date Commitments (the “Closing Date Commitments”) and (ii) the obligation of such Lender to make a Delayed Draw Loan on a Delayed Draw Funding Date, up to the principal amount shown opposite such Lender’s name on Schedule 1.1(b) under Delayed Draw Commitments (the “Delayed Draw Commitments”).

“Commitments” shall mean the aggregate amount of such obligations of all the Lenders.

“Compliance Authority” shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, (g) U.S. Securities and Exchange Commission, and (h) any other U.S. or foreign authorities responsible for administering the Sanctions.

“Compliance Certificate” shall mean a compliance certificate to be signed by the Chief Financial Officer or Controller of Borrowing Agent, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10 and 7.11.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Acquisition Agreement, or the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Copyright Licenses” shall mean any written agreement providing for the grant by or to a Credit Party of any right under any Copyright.

“Copyrights” shall mean all copyrights in all Works, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise and all renewals thereof.

“Covered Entity” shall mean (a) each Borrower, each of such Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Parties” shall mean the Borrowers and the Guarantors, and “Credit Party” shall mean any of them.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1(b) hereof.

“Delayed Draw Commitment Expiration Date” shall have the meaning set forth in Section 2.1(d).

“Delayed Draw Commitments” shall have the meaning set forth in the definition of Commitment.

“Delayed Draw Funding Date” shall mean one or more dates on which Delayed Draw Loans are made, subject to the satisfaction of the conditions set forth in Section 8.2.

“Delayed Draw Loan” shall mean the loans made by the Lenders to the Borrower pursuant to Section 2.1.

“Discounted Value” shall mean, with respect to the principal of the Loans prepaid prior to the first anniversary of the Closing Date, the amount obtained by discounting all Remaining Scheduled Payments with respect to such principal from their respective scheduled due dates to the date of such repayment, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Loans is payable) equal to the Reinvestment Yield.

“Disqualified Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a mandatory prepayment, redemption, put, call, sinking fund obligation or other repurchase obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 91 days following the latest maturity date of any Loan, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to 91 days following the latest maturity date of any Loan, (c) contains any mandatory prepayment, redemption, put, call, sinking fund obligation or other repurchase obligation which may come into effect prior to payment in full of all Obligations (other than indemnity obligations under this Agreement or any Other Document that are not then due and payable and for which no events or claims that could give rise thereto are then pending or outstanding) or (d) requires the cash payment of dividends or distributions at any time on or prior to 91 days following the latest maturity date of any Loan.

“Documents” shall have the meaning set forth in Section 8.1(d) hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Earn-outs” shall mean, with respect to any Person, unsecured obligations of such Person arising from an acquisition which are payable to the seller based on the achievement of specified financial metrics over time.

“Earnings Before Interest and Taxes” shall mean for any period, with respect to Borrowers on a consolidated basis (unless Persons other than Borrowers are so specified in another applicable Section or provision of this Agreement), the sum of (i) net income (or loss) for such period (excluding extraordinary gains and losses), plus (ii) all interest expense for such period, plus (iii) all charges against income for such period for federal, state and local taxes.

“EBITDA” shall mean for any period, without duplication, with respect to HT on a consolidated basis with the Borrowers and Guarantors (unless Persons other than HT, the Borrowers or the Guarantors are so specified in another applicable Section or provision of this Agreement), the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period, plus (iv) non-cash charges (including, without limitation, for the avoidance of doubt, non-cash stock compensation, expense and non-cash purchase accounting adjustments) plus (v) certain non-recurring cash expenses related to the Acquisition, to the extent expensed and not capitalized, in an aggregate amount not to exceed $15,000,000, provided, that (A) no addback to EBITDA of the expenses described in this clause (v) shall be permitted at any time after the fiscal quarter ending on September 30, 2018, (B) the aggregate amount of such expenses which may be added back to EBITDA for the fiscal quarter ending on September 30, 2018 may not exceed $600,000 and (C) EBITDA shall be deemed to be the following amounts for the following periods: (1)

Fiscal Quarter Ended	EBITDA
March 31, 2017	$21,907,000
June 30, 2017	$26,063,000

(2) EBITDA for the fiscal quarter ended on September 30, 2017 shall be deemed to equal the combined sum of (x) actual EBITDA of HT, Hudson Technologies and Holdings, on the one hand, and (y) actual EBITDA allocable to ARI, on the other hand, in each case for such fiscal quarter, in each case as calculated and determined in good faith by the Borrowers (in accordance with sound accounting principles, consistently applied) to the reasonable satisfaction of GSO, (3) EBITDA for the fiscal quarter ending on December 31, 2017 shall be deemed to equal the sum of (x) for the period commencing on the Closing Date and ending on December 31, 2017 actual EBITDA for such period plus (y) for the period commencing on October 1, 2017 and ending on the date preceding the Closing Date, the sum of EBITDA for such period attributable to HT, Hudson Technologies and Holdings, on the one hand, and allocable to ARI, on the other hand, in each case under this clause (3) as calculated and determined in good faith by the Borrowers (in accordance with sound accounting principles, consistently applied) to the reasonable satisfaction of GSO.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include all of the Credit Parties’ goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternative Source”), at approximately 11:00 a.m., London time two (2) Business Days prior to the first day of such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page), a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)) for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the Eurodollar Rate determined as provided above would be less than 1%, such rate shall be deemed to be 1% for purposes of this Agreement.

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrowing Agent of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurodollar Rate Loan” shall mean a Loan at any time that bears interest based on the Eurodollar Rate.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Excess Cash Flow” shall mean, for any fiscal year, the remainder of (a) EBITDA for such period, minus (b) the sum, without duplication, of (i) scheduled repayments of principal of Loans and other Indebtedness of the Credit Parties (in respect of Indebtedness permitted in accordance with Section 7.8) made during such period, plus (ii) cash payments (not financed with the proceeds of Indebtedness) made in such period with respect to Capital Expenditures not to exceed $6,000,000 in the aggregate in any fiscal year, plus (iii) all federal, state, local and foreign income taxes paid in cash by the Borrowers and their Subsidiaries during such period, plus (iv) all Interest Expense in respect of Indebtedness permitted in accordance with Section 7.8 paid in cash by the Credit Parties during such period, plus (v) all payments in respect of Earn-outs in connection with Permitted Acquisitions and other existing Earn-outs, in each case, earned during such period and to the extent permitted to be paid pursuant to this Agreement, plus (vi) all cash payments in respect of Permitted Acquisitions and other Investments permitted subject to the terms hereof not financed with proceeds of Indebtedness or an issuance of Equity Interests, plus (vii) to the extent included in the determination of EBITDA for such period and without duplication of any other deduction set forth in this definition, all items added back in determining EBITDA for such period, in each case to the extent paid in cash.

“Exchange Act” shall have the mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to Agent, any Lender or Participant or any other recipient of any payment to be made by or on account of any Obligations, (a) Taxes (i) imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or applicable lending office is located or, in the case of any Lender or Participant, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender, any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.10(e), except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from Borrowers with respect to such withholding Tax pursuant to Section 3.10(a), or (d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof.

“Fee Letter” shall mean that certain Fee Letter, dated as of the Closing Date, by and between the Borrowers and Agent.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which Borrowers are resident for Tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not organized or incorporated in the United States or any State or territory thereof.

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of the Credit Parties, the Obligations and without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include all of Credit Parties’ general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to Credit Parties to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“GSO” shall mean GSO Capital Partners LP and its Affiliates, including GSO/Blackstone Debt Funds Management LLC.

“GSO Entities” shall mean GSO and any of GSO’s Affiliates, and shall include, without limitation, certain funds, accounts and clients managed or sub-advised by GSO or any of GSO’s Affiliates, as the context may require.

“GSO Fee Letter” shall mean that certain Fee Letter, dated as of August 9, 2017, by and between HT and GSO Capital Partners LP.

“Guarantor” shall mean, collectively, HT and each Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guaranty” shall mean any guaranty of the obligations of Borrowers executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to GSO.

“Guaranty and Suretyship Agreement” shall that certain Guaranty and Suretyship Agreement, dated as of the date hereof, by HT, as guarantor, as such agreement may be amended, restated, supplemented, or modified from time to time.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“HT” shall mean Hudson Technologies, Inc., a corporation organized under the laws of the State of New York.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, Disqualified Stock and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Intellectual Property” shall mean property constituting under any Applicable Law a Patent, Patent License, patent application, Copyright, Copyright License, Trademark, Trademark License, service mark, trade name, Works, mask work, trade secret or license or other right to use any of the foregoing.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated of even date herewith by and between Agent and Revolving Agent, and acknowledged by the Borrowers and Guarantors, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Expense” shall mean for any period the consolidated interest expense of the Credit Parties for such period (including, without duplication, all imputed interest on Capital Leases).

“Interest Payment Date” shall mean, (a) as to any Eurodollar Rate Loan, the earlier of the last day of the Interest Period applicable to such Eurodollar Rate Loan and the last day of the Term, as applicable and (b) as to any Loan bearing interest at the Base Rate, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, commencing the last day of December, 2017.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b).

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Inventory” shall mean and include as to each Credit Party all of such Credit Party’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Credit Party’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrowers’ business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Investment Property” shall mean and include all of Credit Parties’ now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Law(s)” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Leasehold Interests” shall mean all of Credit Parties’ right, title and interest in and to the premises identified on Schedule 4.19 hereto or which is hereafter leased by the Credit Parties.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which any of such Obligations is owed.

“License Agreement” shall mean any agreement between a Credit Party and a Licensor pursuant to which such Credit Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Credit Party or otherwise in connection with such Credit Party’s business operations.

“Licensor” shall mean any Person from whom a Credit Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Credit Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Credit Party’s business operations.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement in form and substance satisfactory to GSO which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory.

“Loan Transfer Supplement” shall mean a document in the form of Exhibit 14.3 hereto, properly completed and otherwise in form and substance satisfactory to Required Lenders by which the Purchasing Lender purchases and assumes a portion of the obligations of the Lenders under this Agreement.

“Loans” shall mean, for any Lender, the Loans made by such Lender under Article II hereof, including for the avoidance of doubt, Loans made on the Closing Date and Delayed Draw Loans, in an original aggregate principal amount not to exceed such Lender’s Commitment. “Loans” shall also mean, as applicable, the aggregate amount of such loans made by all the Lenders.

“Make-Whole Amount” shall mean, with respect to any prepayment of the Loans prior to the first anniversary of the Closing Date (including, without limitation, any payment upon acceleration and, for the avoidance of doubt, any refinancing), an amount equal to (i) 3.00% plus (ii) the Discounted Value of the Remaining Scheduled Payments with respect to such Loans.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business or properties of Borrowers and Guarantors, taken as a whole, (b) the ability of Borrowers, taken as a whole, to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, (other than any license for (i) Intellectual Property embedded in any equipment or fixture or (ii) the use of any commercially available off-the-shelf software), the breach, termination or expiration of which (other than expiration in accordance with its terms) could reasonably be expected to result in a Material Adverse Effect.

“Modified Loan Transfer Supplement” shall have the meaning set forth in Section 14.3(d) hereof.

“Mortgage” shall mean any mortgage on the Real Property, if any, that is owned by any Credit Party securing the Obligations, together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which contributions are required.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Credit Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“Note” shall have the meaning set forth in Section 2.1(a) hereof.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Credit Parties to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender of any kind or nature, present or future (including any Prepayment Premium, any interest or other amounts accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Credit Parties, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of Credit Parties’ Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Agent or Lenders and Credit Parties and any amendments, extensions, renewals or increases and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of Credit Parties to Agent or Lenders to perform acts or refrain from taking any action.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Ordinary Course of Business” shall mean the ordinary course of Borrowers’ business as conducted on the Closing Date.

“Original Owners” shall mean (i) Holdings with respect to Hudson Technologies and ARI or (ii) HT with respect to Holdings.

“Other Connection Taxes” shall mean with respect to Agent, any Lender or Participant or any other recipient of any payment to be made by or on account of any Obligations, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Other Document, or sold or assigned an interest in any Obligations hereunder or under any Other Document).

“Other Documents” shall mean the Mortgages, if any, the Notes, if any, any Guaranty, the Perfection Certificate, the Fee Letter, the GSO Fee Letter, the Collateral Pledge Agreement, the Collateral Assignment of Acquisition Documents, the Guaranty and Suretyship Agreement, the Patents, Trademarks and Copyrights Security Agreement, the Intercreditor Agreement, and any and all other agreements, instruments and documents, including guaranties, guaranty security agreements, pledges, subordination agreements, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by Borrowers or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Other Taxes” shall mean all present or future or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall have the meaning set forth in Section 14.3(b) hereof.

“Patent Licenses” shall mean any written agreement providing for the grant by or to a Credit Party of any right to manufacture, use or sell any invention covered by a Patent.

“Patents” shall mean (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, and extensions thereof and (b) all applications for letters patent of the United States or any other country and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof.

“Patents, Trademarks and Copyrights Security Agreement” shall mean that certain Patents, Trademarks and Copyrights Security Agreement, dated as of the date hereof, by and among ARI, HT and Hudson Technologies, as assignors, and Agent, as such agreement may be amended, restated, supplemented, or modified from time to time.

“Payment Office” shall mean the office or offices as Agent may from time to time notify the Borrowers.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean, at any time, any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412, 430 or 436 of the Code and is maintained or to which contributions are required by any Credit Party or any member of the Controlled Group.

“Perfection Certificate” shall mean, collectively, the Perfection Certificate and the responses thereto provided by the Credit Parties and delivered to Agent and the Lenders on the Closing Date.

“Permitted Acquisitions” shall mean acquisitions of the assets or Equity Interests of another Person (the “target”) so long as: (a) at the time of and after giving effect to such acquisition, Borrowers have Undrawn Availability and Average Undrawn Availability under the Revolving Loan Agreement of not less than (x) $20,000,000 in the case of acquisitions with respect to which the aggregate consideration is less than $25,000,000 and (y) $25,000,000 in the case of acquisitions with respect to which the aggregate consideration is equal to or greater than $25,000,000 but equal to or less than $50,000,000 (the calculation of the aggregate amount of such consideration, in each case, to be made in accordance with the following clause (b)); (b) the total costs and liabilities (including without limitation or duplication, all assumed liabilities, all earn-out payments, deferred payments and the value of any other stock or assets transferred, assigned or encumbered with respect to such acquisitions) of all such acquisitions do not exceed $100,000,000 in the aggregate throughout the Term or $50,000,000 in the aggregate in any fiscal year, (c) with respect to the acquisition of Equity Interests, such target shall (i) have a positive adjusted EBITDA, calculated in a manner reasonably satisfactory to the Required Lenders and (ii) be added as a Borrower to this Agreement and be jointly and severally liable for all Obligations; (d) the target or property is used or useful in the Borrowers’ Business; (e) Agent shall have received a first-priority security interest in all acquired assets or Equity Interests, subject to the Intercreditor Agreement and documentation satisfactory to Required Lenders; (f) the board of directors (or other comparable governing body) of the target shall have duly approved the transaction; (g) Borrowers shall have delivered to GSO (i) a pro forma balance sheet and pro forma financial statements and a Compliance Certificate demonstrating that, upon giving effect to such acquisition on a pro forma basis, Borrowers would be in compliance with the financial covenants set forth in Section 6.5 as of the most recent fiscal quarter end and (ii) financial statements of the acquired entity for the two most recent fiscal years then ended, in form and substance reasonably acceptable to GSO; (h) if such acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by a Borrower and newly formed for the sole purpose of effecting such acquisition; (i) at least ten (10) Business Days prior to the date of the consummation of such acquisition, the Borrowers shall have delivered to Agent notice of such acquisition, together with historical financial information and analysis with respect to the Person whose stock or assets are being acquired and copies of the acquisition agreement and related documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by Required Lenders, in each case to the extent available to the Borrowers (provided that no quality of earnings report shall be required for any acquisition which is being consummated for less than $10,000,000 in aggregate consideration and no environmental assessment or report shall be required for any acquisition of real estate having a fair market value of less than $5,000,000); and (j) no Default or Event of Default shall have occurred or will occur after giving pro forma effect to such acquisition.

“Permitted Dispositions” shall mean at any time, unless an Event of Default has occurred and is then continuing (i) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the Business; (ii) leases or subleases of Real Property not useful in the conduct of the Business of Borrowers and their Subsidiaries and (iii) sales or dispositions of other assets (but excluding in all cases inventory and accounts receivable) so long as (x) each such disposition made pursuant to this clause (iii) is made at fair market value, (y) the aggregate fair market value of all such assets disposed of pursuant to this clause (iii) would not exceed $1,000,000 (or such greater amount as to which GSO shall have given its prior written consent) in any fiscal year (including the proposed disposition) and (z) the applicable Borrower reinvests the proceeds of each such sale or disposition made pursuant to this clause (iii) in substantially similar assets within 180 days after receipt thereof.

“Permitted Distributions” shall mean (a) the declaration and payment by a Borrower of a regularly scheduled dividend or distribution (excluding, for the avoidance of doubt, any one-time or special dividends) to the direct or indirect equity holders of Holdings in an amount not to exceed $5,000,000 in the aggregate in any fiscal year so long as (i) both immediately prior to such payment and after giving pro forma effect thereto such payment, no Default or Event of Default shall have occurred and be continuing at the time of such distribution; (ii) no notice of termination with regard to the Revolving Loan Agreement shall be outstanding; (iii) at the time of the payment of any such dividend or distribution, and after giving pro forma effect thereto, Borrowers shall be in compliance with the financial covenant set forth in Section 6.5 hereof; (iv) at the time of the payment of any such dividend or distribution, and after giving pro forma effect thereto, Undrawn Availability and Average Undrawn Availability under the Revolving Loan Agreement shall be not less than $15,000,000; and (v) the purpose of such dividend or distribution shall be as set forth in writing to Agent, delivered at least ten (10) days prior to the making of such dividend or distribution and the proceeds of such dividend or distribution shall in fact be used for such purpose and (b) payments in respect of Earn-outs in connection with Permitted Acquisitions; provided (x) no Default or Event of Default has occurred and is continuing or would arise as a result of such payment, and (y) after giving effect to such payment, the Borrowers are in compliance on a pro forma basis with the covenant set forth in Section 6.5.

“Permitted Encumbrances” shall mean:

(a)          Liens in favor of Agent for the benefit of Agent and Lenders;

(b)          Liens for Taxes not delinquent or being Properly Contested;

(c)          Liens disclosed in the financial statements referred to in Section 5.5, the existence of which GSO has consented to in writing;

(d)          deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;

(e)          deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(f)           Liens arising by virtue of the rendition, entry or issuance against Borrowers or any Subsidiary, or any property of Borrowers or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (x) is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and (y) is at all times junior in priority to any Liens in favor of Agent;

(g)          mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested;

(h)          Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any Collateral of Borrowers and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.8(ii)(A);

(i)           Liens in favor of Revolving Agent, subject to the terms of the Intercreditor Agreement; and

(j)           Liens disclosed on Schedule 1.2; provided that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 7.8) and shall not subsequently apply to Collateral of Borrowers.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“PIK Amount” shall have the meaning set forth in Section 3.1.

“PIK Interest Payment Date” shall have the meaning set forth in Section 3.1.

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Credit Party or any member of the Controlled Group or to which any Credit Party or any member of the Controlled Group is required to contribute.

“Prepayment Premium” shall mean an amount equal to the applicable percentage of the principal amount so prepaid (including, without limitation, any payment upon acceleration of the Loans and, for the avoidance of doubt, in connection with any refinancing of the Loans and mandatory prepayments required under Section 2.20(b) or a prepayment required as a result of a disposition of assets not permitted hereunder) in accordance with the table set forth below:

Period	Applicable Prepayment Premium
From the first anniversary of the Closing Date to (but not including) the second anniversary of the Closing Date	3.00%
From the second anniversary of the Closing Date to (but not including) the third anniversary of the Closing Date	1.00%
From the third anniversary of the Closing Date and thereafter	None

Notwithstanding anything to the contrary herein, an amount up to $30,000,000 over the life of this Agreement may be repayable at par if such amount is generated from either (i) the sale or disposition of assets in accordance with Section 2.20(a), (ii) an issuance of Equity Interests or (iii) internally generated cash flow.

“Prior Indebtedness” shall mean the Indebtedness and obligations, if any, specified on Schedule 1.1(c).

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any Taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Purchasing CLO” shall have the meaning set forth in Section 14.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 14.3(c) hereof.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of each Credit Party’s right, title and interest in and to the owned and leased premises identified on Schedule 4.19 hereto or which is hereafter owned or leased by such Credit Party.

“Receivables” shall mean and include, as to each Credit Party, all of such Credit Party’s accounts (as defined in Article 9 of the Uniform Commercial Code), and all of such Credit Party’s contract rights, instruments (including those evidencing indebtedness owed to Credit Parties by their Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Credit Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Register” shall have the meaning set forth in Section 14.3(e).

“Reinvestment Yield” shall mean, with respect to the principal amount of the Loans repaid (including payments upon acceleration of the Loans) prior to the first anniversary of the Closing Date, 0.50% over the yield to maturity implied by (a) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the repayment date with respect to the outstanding principal amount of the Loans, on the display designated as “Page 678” on the Telerate Access Service (or such other display as may replace Page 678 on Telerate Access Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Loans as of such repayment date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding such repayment date, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Loans as of such repayment date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (i) the actively traded U.S. Treasury security with the duration closest to and greater than the Remaining Average Life and (ii) the actively traded U.S. Treasury security with the duration closest to and less than the Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the Loans.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents, advisors and sub-advisors of such person and of such person’s Affiliates and with respect to a GSO Entity, current and prospective investors or funding sources of a fund managed, advised or sub-advised by GSO.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Remaining Average Life” shall mean, with respect to the principal amount of the Loans repaid (including payments upon acceleration of the Loans) prior to the first anniversary of the Closing Date, the number of months (calculated to the nearest month) obtained by dividing (a) such principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to the repaid principal by (ii) the number of months (calculated to the nearest month) that will elapse between such repayment date and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the principal of the Loans prepaid (including payments upon acceleration of the Loans) prior to the first anniversary of the Closing Date, all payments of interest thereon that would be due after the date of such repayment up to the first anniversary of the Closing Date with respect to such principal if no repayment of such principal were made prior to its scheduled due date; provided that if the date of such repayment is not a date on which interest payments are due to be made under the terms of this Agreement, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such repayment date.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable ERISA Event” shall mean a reportable event described in Section 4043 of ERISA or the regulations promulgated thereunder, other than an event for which the 30-day notice period is waived.

“Required Lenders” shall mean Lenders holding greater than fifty percent (50%) of the aggregate Applicable Percentages.

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Responsible Officer” shall mean the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Credit Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 8.1(e), the secretary or any assistant secretary of a Credit Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Lenders or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Lenders. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party. To the extent requested by the Lenders, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Lender, appropriate authorization documentation, in form and substance reasonably satisfactory to the Lenders.

“Revolving Agent” shall mean, PNC Bank, National Association, in its capacity as agent pursuant to the Revolving Loan Agreement, and any successor thereto in such capacity.

“Revolving Credit Priority Collateral” shall have the meaning set forth in the Intercreditor Agreement.

“Revolving Loan” shall mean the loans evidenced by the Revolving Loan Documents.

“Revolving Loan Agreement” shall mean that certain revolving credit and security agreement, in the original principal amount of at least $150,000,000, by and among the Revolving Agent, the lenders from time to time party thereto, the Borrowers, as the same may be amended, restated, replaced, modified or supplemented from time to time, including, without limitation, amendments, modifications, supplements, restatements and/or replacements thereof giving effect to increases, renewals, extensions, refundings, deferrals, restructurings, replacements or refinancings of, or additions to, the arrangements provided in such revolving credit and security agreement.

“Revolving Loan Documents” shall mean the Revolving Loan Agreement and the Other Documents, as defined therein, as the same may be amended, restated, replaced, modified or supplemented from time to time, including, without limitation, amendments, modifications, supplements, restatements and/or replacements thereof giving effect to increases, renewals, extensions, refundings, deferrals, restructurings, replacements or refinancings of, or additions to, the arrangements provided in such documents.

“Revolving Loan Indebtedness” shall mean the Indebtedness evidenced by the Revolving Loan Documents.

“Revolving Loan Lenders” shall mean the Lenders under, and as defined in, the Revolving Loan Agreement.

“Revolving Loan Priority Liens” shall have the meaning set forth in the Intercreditor Agreement.

“Sanction(s)” shall mean any sanction administered or enforced by the United States Government (including, without limitation, OFAC and FinCEN), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean: (a) with respect to the Equity Interests issued to a Credit Party by any Subsidiary (other than a Foreign Subsidiary), 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Credit Party by any Foreign Subsidiary, if any, (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and (ii) 66% (or such greater percentage that, due to a change in an Applicable Law after the date hereof, (x) could not reasonably be expected to cause the undistributed earnings of such  Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Credit Party and (y) could not reasonably be expected to cause any material adverse tax consequences) of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)).

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 12.1 hereof.

“Term Loan Priority Collateral” shall have the meaning set forth in the Intercreditor Agreement.

“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Borrower or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (ii) that may result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal, within the meaning of Section 4203 or 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Borrower or any member of the Controlled Group.

“Total Leverage Ratio” shall mean, with respect to HT on a consolidated basis with the Borrowers and Guarantors, as of the last day of any fiscal quarter, the ratio of (a) Funded Debt as of such day to (b) EBITDA for the four consecutive fiscal quarters ending on the last day of such fiscal quarter.

“Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trademark License” shall mean any written agreement providing for the grant by or to a Person of any right to use any Trademark.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof and (b) all renewals thereof.

“Transition Services Agreement” shall mean that certain transition services agreement, dated as of October 10, 2017, among Airgas, Inc., Holdings and HT with respect to, inter alia, customer remittances received on or after the Closing Date by Airgas, Inc.

“Transactions” means the transactions contemplated to occur on the Closing Date pursuant to the Acquisition, under this Agreement and under the Revolving Loan Documents.

“Transferee” shall have the meaning set forth in Section 14.3(d) hereof.

“Undrawn Availability” shall have the meaning set forth in the Revolving Loan Agreement.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“U.S. Prime Rate” shall mean, as of any date of determination, that certain rate quoted in the Wall Street Journal as the U.S. “prime rate” on such date (or, if not quoted on such date, on the preceding date on which it is so quoted).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

1.3          Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper”, “commercial tort claims”, “instruments”, “general intangibles”, “goods”, “payment intangibles”, “proceeds”, “supporting obligations”, “securities”, “investment property”, “documents”, “deposit accounts”, “software”, “letter of credit rights”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4          Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders or cured within any period of cure expressly provided for in this Agreement. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of Borrowers are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of Borrowers or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of Borrowers and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

II.	LOANS, PAYMENTS.

2.1          The Loans.

(a)          Subject to the terms and conditions set forth herein, (I) each Lender severally agrees to make its portion of the Loans on the Closing Date to the Borrowers in Dollars in an amount not to exceed such Lender’s Closing Date Commitment and (II) each Lender severally agrees to make its portion of the Delayed Draw Loans on each Delayed Draw Funding Date to the Borrowers in Dollars in accordance with clauses (c) and (d) below. The Closing Date Commitment of each Lender to fund the Loans on the Closing Date shall expire upon the funding by Lenders of the Loans. The Delayed Draw Commitment of each Lender to fund the Delayed Draw Loans shall expire upon the Delayed Draw Commitment Expiration Date. This Agreement evidences the obligation of the Borrowers to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender at any time, the Borrowers agree that they will execute and deliver to such Lender a promissory note (each, a “Note”) payable to such Lender and its registered and permitted assigns and substantially in the form of Exhibit 2.1(a) hereto. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein and its registered and permitted assigns. The Loans shall bear interest at the Applicable Rate.

(b)          Once repaid, whether such repayment is voluntary or required, the Loans may not be reborrowed.

(c)          Extensions of credit under the Delayed Draw Commitments shall be subject, in each case, to the conditions precedent set forth in Section 8.2.

(d)          The Delayed Draw Commitment shall automatically expire on the date that is the earlier of (i) the date on which the entire Delayed Draw Commitment has been funded or (ii) the eighteenth (18th) month anniversary of the Closing Date (the “Delayed Draw Commitment Expiration Date”).

2.2          Procedure for Borrowing; Voluntary Prepayment.

(a)          Upon satisfaction or waiver of the applicable conditions set forth in Sections 8.1 and 8.2, the Lenders shall make Loans available to the Borrowers by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) Agent by the Borrowers.

(b)          On or after the first anniversary of the Closing Date (subject to Section 2.2(c) below), at its option and upon written notice given to the Agent prior to 1:00 p.m. at least three (3) Business Days’ prior to the date of such prepayment, the Borrowers may voluntarily prepay the Loans in whole at any time or in part; provided that any such prepayment of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Loans to be prepaid. Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. The foregoing notwithstanding, the Borrowers may revoke, rescind or extend a termination notice relative to proposed payment in full of the Obligations with the proceeds of third party Indebtedness or other transactions if the closing for such issuance or incurrence or other transactions does not happen on the date of the proposed termination. Subject to the foregoing, if such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Subject to Section 2.2(c), any voluntary prepayment (including, without limitation, any payment upon acceleration of the Loans and, for the avoidance of doubt, in connection with any refinancing of the Loans and mandatory prepayments required under Section 2.20(b) or a prepayment required as a result of a disposition of assets not permitted hereunder) of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with the applicable Prepayment Premium (other than with respect to any mandatory prepayment (other than a mandatory prepayment under Section 2.20(b) or a prepayment required as a result of a disposition of assets not permitted hereunder)), if any. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages and shall be applied in full to principal amortization payments of the Loans commencing with the amortization payment for the quarter in which such prepayment is made, with any excess applied to each subsequent quarterly amortization payment thereafter until the Loans have been paid in full. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period, the Borrowers shall indemnify Agent and the Lenders therefor in accordance with Section 2.17 hereof.

(c)          Notwithstanding anything to the contrary contained in this Agreement or any Other Document, no prepayment pursuant to this Section 2.2 will be permitted during the first year following the Closing Date; provided, any prepayment (other than with respect to any mandatory prepayment (other than a mandatory prepayment under Section 2.20(b) or a prepayment required as a result of a disposition of assets not permitted hereunder) prior to the first anniversary of the Closing Date shall be accompanied by all accrued interest on the amount prepaid, together with the Make-Whole Amount.

(d)          Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (d), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Body has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, following Borrowers’ receipt of notice thereof by such Lender through Agent, the obligation of the Lenders to make Eurodollar Rate Loans hereunder shall forthwith be suspended until the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to Agent), convert all Eurodollar Rate Loans of such Lender to Loans accruing interest at the Base Rate, either on the last of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such conversion, the Borrowers shall also pay accrued interest on the amount so converted. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, the Borrowers shall pay the Lenders, upon the Required Lenders’ request, such amount or amounts as may be necessary to compensate the Lenders for any loss or expense sustained or incurred by the Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by the Lenders to lenders of funds obtained by the Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by the Lenders to the Borrowers shall be conclusive absent manifest or demonstrable error.

(e)          If any Lender requests compensation under Section 2.2(d), or the Borrowers are required to pay any additional amount to any Lender, or any Governmental Body for the account of any Lender pursuant to Sections 3.7, 3.8, 3.9 or 3.10, then such Lender shall, as applicable, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.7, 3.8, 3.9 or 3.10, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable and documented (in summary form), out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.3          Reserved.

2.4          Reserved.

2.5          Reserved.

2.6          Repayment of Loans.

(a)          The Borrowers shall repay the outstanding principal amount of the Loans in quarterly installments on the dates and in the amounts set forth in the table below (as such amounts may be (x) reduced by any mandatory or voluntary prepayments pursuant to Sections 2.2(b) and 2.20(g)) or (y) increased after giving effect to the aggregate principal amount of any Delayed Draw Loans (i.e., each quarterly principal payment below is increased by 0.25% of the original principal amount of any such Delayed Draw Loans)), unless accelerated sooner pursuant to Section 11.1:

Payment Dates	Principal Amortization Payment
March 31, 2018	$262,500
June 30, 2018	$262,500
September 30, 2018	$262,500
December 31, 2018	$262,500
March 31, 2019	$262,500
June 30, 2019	$262,500
September 30, 2019	$262,500
December 31, 2019	$262,500
March 31, 2020	$262,500
June 30, 2020	$262,500
September 30, 2020	$262,500
December 31, 2020	$262,500
March 31, 2021	$262,500
June 30, 2021	$262,500
September 30, 2021	$262,500
December 31, 2021	$262,500
March 31, 2022	$262,500
June 30, 2022	$262,500
September 30, 2022	$262,500
December 31, 2022	$262,500
March 31, 2023	$262,500
June 30, 2023	$262,500
September 30, 2023	$262,500
Last day of the Term	Outstanding Principal Balance of Loans

(b)          Repayment Generally. The Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

(c)          Agent is only required to receive funds that are immediately available and is not required to accept any item of payment which is unsatisfactory to Agent. Agent may add to the Obligations the amount of any item of payment which is returned to Agent unpaid.

(d)          All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 P.M. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent.

(e)          Subject to Section 3.10, the Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7          Reserved.

2.8          Audit Requests. Agent shall respond to any reasonable audit requests of the Borrowers, including by providing statements of account as necessary.

2.9          Conversion Options. The Borrowers may elect from time to time to convert all or any portion of a Loan accruing interest at the Applicable Rate to a Loan accruing interest at the Base Rate by giving the Agent irrevocable written notice thereof by 11:00 A.M. one (1) Business Day prior to the proposed date of conversion. In addition, the Borrowers may elect from time to time to convert a Loan accruing interest at the Base Rate to a Loan accruing interest at the Applicable Rate by giving the Agent irrevocable written notice thereof at least three (3) Business Days prior to the proposed date of conversion. If the date upon which a Loan accruing interest at the Base Rate is to be converted to a Loan accruing interest at the Applicable Rate is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were a Loan accruing interest at the Base Rate. Loans accruing interest at the Applicable Rate may only be converted to Loans accruing interest at the Base Rate on the last day of the applicable Interest Period. If the date upon which a Loan accruing interest at the Applicable Rate is to be converted to a Loan accruing interest at the Base Rate is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were a Loan accruing interest at the Base Rate. All or any part of outstanding Loans accruing interest at the Base Rate may be converted as provided herein; provided that (i) no Loan may be converted into a Loan accruing interest at the Applicable Rate when any Default or Event of Default has occurred and is continuing without the consent of the Required Lenders and (ii) partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. All or any part of outstanding Loans accruing interest at the Applicable Rate may be converted as provided herein; provided that partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof.

2.10         Reserved.

2.11         Reserved.

2.12         Reserved.

2.13         Reserved.

2.14         Reserved.

2.15         Reserved.

2.16         Reserved.

2.17         Indemnity. The Borrowers hereby agree to indemnify Agent and each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (i) default by the Borrowers in payment when due of the principal amount of or interest on any Eurodollar Rate Loan, (ii) default by the Borrowers in making any prepayment after the Borrowers have given a notice thereof in accordance with the provisions of this Agreement or (iii) the making of a prepayment (whether voluntary, as a result of acceleration or otherwise) other than a mandatory prepayment, of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. A certificate in reasonable detail as to any amounts that a Lender or Agent is entitled to receive under this Section 2.17 submitted by such Lender to the Borrowers shall be conclusive in the absence of manifest or demonstrable error and all such amounts shall be paid by Borrowers promptly upon demand by such Lender, unless such amounts are being contested as a result of manifest or demonstrable error, in which case they shall be paid promptly upon resolution of such manifest or demonstrable error. This covenant shall survive the termination of this Agreement and the payment of the Notes, if any, and all other amounts payable hereunder; provided that, the Borrowers shall not be required to compensate Agent or a Lender pursuant to this Section 2.17 for any amounts incurred more than ninety (90) days prior to the date that Agent or such Lender, as the case may be, notifies the Borrowers of such losses or expenses and of Agent’s or such Lender’s intention to claim compensation therefor.

2.18         Reserved.

2.19         Manner of Payment.

(a)          Each payment (including each prepayment) by the Borrowers on account of the principal of and interest on the Loans, shall be applied to the applicable Loans pro rata according to the Applicable Percentages of the Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M., New York time, in Dollars and in immediately available funds.

(b)          If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Loans, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

2.20         Mandatory Prepayments.

(a)          Asset Sales and Other Dispositions. Subject to the terms of the Intercreditor Agreement, when any Credit Party sells any Collateral constituting Term Loan Priority Collateral (x) at any time in contravention of this Agreement or (y) as a Permitted Disposition under clause (i) of the definition of “Permitted Disposition” in any fiscal year with a value in excess of $1,000,000 in the aggregate, such Credit Party shall repay, in each case, the Loans in an amount equal to 100% of the net proceeds of such sale (i.e., gross proceeds less taxes, other required payments to other lenders with a lien on such assets having priority over the Lenders and the reasonable cost of such sales or other dispositions in excess of such amounts), such repayments to be made promptly but in no event more than three (3) Business Days following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent; provided that, in each case with respect to such required prepayments in connection with a disposition permitted under clause (i) of the definition of “Permitted Disposition”, no such prepayment shall be required if the proceeds of any such disposition are used within 360 days to acquire Term Loan Priority Collateral or other property useful in the conduct of such Credit Party’s business, which replacement property is subject to Agent’s Liens for the benefit of itself and the ratable benefit of the Lenders as and to the extent required hereunder. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Any such prepayment shall be applied as set forth in clause (e) below.

(b)          Issuances of Indebtedness and Certain Equity Interests. Subject to the terms of the Intercreditor Agreement, in the event of any issuance or other incurrence of Indebtedness (other than Indebtedness permitted by Section 7.8) or Equity Interests that causes a Change in Control issued by a Credit Party or any of its Subsidiaries, such Credit Party shall, no later than three (3) Business Days after the receipt by such Credit Party or any of its Subsidiaries of such net proceeds from (i) any such issuance or incurrence of Indebtedness or (ii) any issuance of Equity Interests, as the case may be, repay the Loan in an amount equal to 100% of such net proceeds plus any applicable Prepayment Premium or Make-Whole Amount. The foregoing shall not be deemed to be implied consent to any such issuance or incurrence of Indebtedness or Equity Interest prohibited by the terms and conditions hereof. Any such prepayment shall be applied as set forth in clause (e) below.

(c)          Insurance Proceeds and Condemnation Awards.

(i)          Subject to the Intercreditor Agreement, no later than three (3) Business Days after receipt by any Credit Party or any of their respective Subsidiaries of net proceeds under any insurance policy (other than business interruption or key man life insurance) on account of damage or destruction of any Collateral constituting Term Loan Priority Collateral in excess of $1,000,000 in the aggregate of such Credit Party or any such Subsidiary, the Borrowers shall repay the Loans in an aggregate amount equal to 100% of any such net proceeds under such insurance policy; provided that, in each case, no such payment shall be required if (i) no Default or Event of Default exists and (ii) the proceeds of such insurance are used within 150 days to acquire replacement Term Loan Priority Collateral or other property useful in the conduct of the Borrowers’ business which replacement property is subject to Agent’s Liens for the benefit of itself and the ratable benefit of the Lenders as and to the extent required hereunder. Any such prepayment shall be applied as set forth in clause (e) below.

(ii)         Subject to the Intercreditor Agreement, no later than three (3) Business Days after receipt by any Credit Party or any of their respective Subsidiaries of net proceeds as a result of any taking or condemnation of any Term Loan Priority Collateral, the Borrowers shall repay the Loans in an aggregate amount equal to 100% of any such net proceeds of such taking or condemnation event; provided that, in each case, no such payment shall be required if (i) no Default or Event of Default exists and (ii) the proceeds of any such condemnation are used within 150 days to acquire replacement Term Loan Priority Collateral or other property useful in the conduct of the Borrowers’ business, which replacement property is subject to Agent’s Liens for the benefit of itself and the ratable benefit of the Lenders as and to the extent required hereunder. Any such prepayment shall be applied as set forth in clause (e) below.

(d)          Excess Cash Flow. Commencing with respect to the fiscal year ended December 31, 2018, and with respect to each fiscal year thereafter during the Term, on or before the date that is ten (10) days after the date on which financial statements are required to be delivered pursuant to Section 9.7 (the “ECF Payment Date”), the Borrowers shall repay the Loans in an amount equal to (i) fifty percent (50%) of Excess Cash Flow for such fiscal year and thereafter, to the extent the Total Leverage Ratio is greater than 2.75 to 1.00 and (ii) 0.00% of the Excess Cash Flow for such fiscal year to the extent the Total Leverage Ratio is equal to or less than 2.75 to 1.00, less, in each case, the amount of voluntary prepayment of the Loans made by the Borrowers in such fiscal year; provided that Borrowers may, at their option, make all Excess Cash Flow payments for any fiscal year pursuant to clause (i) above even if the Total Leverage Ratio is equal to or less than 2.75 to 1.00. Each such prepayment shall be accompanied by a certificate signed by HT’s chief financial officer certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance reasonably satisfactory to Required Lenders. Any such prepayment shall be applied as set forth in clause (e) below.

(e)          Application of Mandatory Prepayments. All amounts required to be paid pursuant to Sections 2.20(a) through (d) shall be applied pro rata to the Loans and the principal repayment installments thereof in the inverse order of maturity.

(f)          Prepayment Premium.

(i)          Notwithstanding anything herein to the contrary, no Prepayment Premium or Make-Whole Amount shall be payable in connection with any prepayment made pursuant to this Section 2.20 (other than a mandatory prepayment under Section 2.20(b), a payment as a result of acceleration or foreclosure, or a prepayment required as a result of a disposition of assets not permitted hereunder).

(ii)         Without limiting the generality of the foregoing Section 2.20, and notwithstanding anything to the contrary in this Agreement or any Other Document, it is understood and agreed that if the Obligations are accelerated hereunder pursuant to Section 11.1, the applicable Prepayment Premium or Make-Whole Amount determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the applicable Loans were prepaid as of such date and shall constitute part of the Obligations for all purposes herein. The Prepayment Premium or Make-Whole Amount, if any, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. Notwithstanding anything to the contrary contained in this Agreement or any Other Document, EACH OF THE CREDIT PARTIES EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE REQUIREMENTS OF LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF A PREPAYMENT PREMIUM OR MAKE-WHOLE AMOUNT PURSUANT TO THE TERMS HEREOF IN CONNECTION WITH ANY PAYMENT INCLUDING UPON SUCH ACCELERATION OR FORECLOSURE. The Credit Parties expressly agree that (A) the Prepayment Premium and Make-Whole Amount, as applicable, are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Prepayment Premium and Make-Whole Amount, as applicable, shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Lenders and the Credit Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium and Make-Whole Amount, as applicable, (D) the Credit Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.20(f), (E) their agreement to pay the Prepayment Premium and Make-Whole Amount, as applicable, is a material inducement to the Lenders to make the Loans and (F) the Prepayment Premium and Make-Whole Amount, as applicable, represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such prepayment.

2.21         Use of Proceeds.

(a)          The Borrowers shall apply the proceeds of (x) the Loans made on the Closing Date: (i) to refinance on the Closing Date, Prior Indebtedness; (ii) to fund a portion of the purchase price consideration in connection with the Acquisition; (iii) to fund certain fees and expenses associated with the funding of the Loans to be made on the Closing Date and consummation of the Acquisition; and (y) the Delayed Draw Loans to fund all or a portion of the purchase price consideration in connection with a Permitted Acquisition and fees and expenses incurred therewith.

(b)          Without limiting the generality of Section 2.21(a) above, neither the Borrowers , the Guarantors, nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Loans, directly or indirectly, for any purpose in violation of Applicable Law.

(c)          No Credit Party shall engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation T, U and X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Loan shall be used for “purchasing” or “carrying” “margin stock” as defined in Regulation T, U and X of such Board of Governors.

III.	INTEREST AND FEES.

3.1          Interest Generally. (a) Subject to Sections 2.2(d), 2.9 and 3.8 hereof, the Loans shall bear interest on the outstanding principal amount thereof for each Interest Period at the Applicable Rate. Interest on each Loan shall be due and payable in cash at the times set forth in clause (c) hereof; provided that up to 3.00% interest per annum may be paid in kind by election of the Borrowers made in writing delivered by the Borrowers to the Agent (for distribution to the Lenders) at least thirty (30) days prior to any applicable Interest Payment Date (such Interest Payment Date where an election has been made, a “PIK Interest Payment Date”), by adding such amount as applicable (each such amount so added, a “PIK Amount”), to the outstanding principal amount of the Loans (it being understood that any reference in this Agreement or any Note to the Loans, the outstanding principal balance of the Loans or any similar reference shall include all PIK Amounts); provided further, that there shall be no more than five (5) PIK Interest Payment Dates over the life of this Agreement.

(b)          Default Interest. Upon and after the occurrence of an Event of Default, and during the continuation thereof, (x) automatically in the case of any Event of Default pursuant to Sections 10.1 or 10.7 and otherwise (y) at the written election of Agent acting solely at the direction of Required Lenders, the Obligations shall bear interest at the rate of interest otherwise applicable thereto plus two (2%) percent per annum (the “Default Rate”).

(c)          Interest Payments. Interest on each Loan shall be due and payable: (i) in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; and (ii) in accordance with the terms hereof before and after judgment, and before and after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower.

3.2          Reserved.

3.3          Reserved.

3.4          Fees. Borrowers shall pay the amounts required to be paid in the Fee Letter and the GSO Fee Letter in the manner and at the times required by the Fee Letter and the GSO Fee Letter.

3.5          Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed; provided, that interest on Loans accruing interest at the Base Rate shall be calculated on a 365 or 366 day basis, as applicable, for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Applicable Rate during such extension.

3.6          Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7          Increased Costs. In the event that any Applicable Law or any Change in Law, or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)          subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for the rate of tax on the overall net income of Agent or Lender by the jurisdiction in which it maintains its principal office);

(b)          impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)          impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making the Loans hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans by an amount that Agent or such Lender deems to be material, then, in any case Agent shall use reasonable efforts to notify Borrowing Agent thereof within a reasonable period of time following Agent’s actual knowledge thereof, and promptly following Borrowing Agent’s receipt of such notice, Borrowers shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowers, and such certification shall be conclusive absent manifest error.

3.8          Basis For Determining Interest Rate Inadequate or Unfair.

(a)          In the event that Agent or any Lender shall have determined that:

(i)          reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(ii)         Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Loan accruing interest at the Base Rate into a Eurodollar Rate Loan; or

(iii)        the making, maintenance or funding of any Eurodollar Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), or

(iv)        the Eurodollar Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any Eurodollar Rate Loan,

then Agent shall give Borrowers prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Loan accruing interest at the Base Rate, unless Borrowers shall notify Agent no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Loan accruing interest at the Base Rate or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Loan accruing interest at the Base Rate, or, if Borrowers shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Loan accruing interest at the Base Rate, or, if Borrowers shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and Borrowers shall not have the right to convert a Loan accruing interest at the Base Rate or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

(b)          In the event that Agent and GSO shall have determined that the Eurodollar Rate is no longer available, then the “Eurodollar Rate” for such Interest Period shall be a successor index rate as Borrowers, Agent and GSO may determine in good faith, or if no such successor interbank rate can be agreed upon, the Applicable Rate for such Interest Period shall be the Base Rate.

3.9          Capital Adequacy.

(a)          In the event that any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (for purposes of this Section 3.9, the term “Lender” shall include any Lender and any corporation or bank controlling any Lender) and the office or branch where any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration each Lender’s policies with respect to capital adequacy) by an amount deemed by any Lender to be material, then, from time to time, Borrowers shall pay upon demand to any Lender such additional amount or amounts as will compensate such Lender for such reduction. In determining such amount or amounts, such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to such Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law or condition.

(b)          A certificate of such Lender setting forth such amount or amounts as shall be necessary to compensate such Lender with respect to Section 3.9(a) hereof when delivered to Borrowers shall be conclusive absent manifest error.

3.10         Taxes.

(a)          Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrowers shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Lender or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b)          Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)          Each Borrower shall indemnify Agent, each Lender and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, such Lender or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount and basis of such payment or liability delivered to Borrowers by any Lender or Participant (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)          As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, upon request of Agent, Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to GSO and Agent.

(e)          Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

(i)          two (2) duly completed valid originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)         two (2) duly completed valid originals of IRS Form W-8ECI (or successor form),

(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form),

(iv)        any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made, or

(v)         to the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) originals of an IRS Form W-9 (or successor form) or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.

(f)          If a payment made to a Lender, Participant, or Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Participant or Agent shall deliver to the Agent (in the case of a Lender or Participant) and Borrowers at the time or times reasonably requested by the Borrowers or Agent (A) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code), and (B) such additional documentation reasonably requested by Agent or any Borrower as may be necessary for Agent and the Borrowers to comply with their obligations under FATCA and to determine that such Lender, Participant or Agent has complied with such applicable reporting requirements under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this subparagraph (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)          If Agent, a Lender or a Participant determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes (including the payment of additional amounts pursuant to this Section 3.10), it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, such Lender or Participant, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund). Borrowers shall repay to Agent, a Lender or a Participant, upon written request of such party, the amount paid to Borrowers pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Body) in the event that such party is required to repay such refund to such Governmental Body. This paragraph shall not be construed to require Agent, any Lender or Participant to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

3.11         Replacement of Lenders. Within fifteen (15) days after either (i) receipt by the Borrowers of written notice and demand from any Lender for payment pursuant to Section 3.7, 3.9 or 3.10, or (ii) as provided in Section 14.2(c) in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Required Lenders (any such Lender demanding such payment or refusing to so consent being referred to herein as an “Affected Lender”), the Borrowers may, at their option, notify Agent and such Affected Lender of its intention to do one of the following:

(a)          the Borrowers may obtain, at the Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to GSO. In the event the Borrowers obtain a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its commitments hereunder within ninety (90) days following notice of the Borrowers’ intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 14.3, provided that the Borrowers have reimbursed such Affected Lender for any breakage fee pursuant to Section 2.17 (as though such payment constituted a prepayment), any Prepayment Premium, and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 3.7, 3.9 or 3.10, paid all amounts required to be paid to such Affected Lender pursuant to Section 3.7, 3.9 or 3.10 through the date of such sale and assignment; or

(b)          the Borrowers may, notwithstanding any limitation contained herein, prepay in full all outstanding Obligations owed to such Affected Lender (including, without limitation, any fee pursuant to Section 2.17 and any Prepayment Premium) and terminate such Affected Lender's Commitment. The Borrowers shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Affected Lender's increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender's Commitment.

IV.	COLLATERAL: GENERAL TERMS

4.1          Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Credit Party hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Credit Party shall promptly provide Agent with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, the Credit Parties shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof. In the case of Term Loan Priority Collateral, the Liens securing the Obligations shall be first priority Liens, subject to Permitted Encumbrances, and in the case of Revolving Credit Priority Collateral, the Liens securing the Obligations shall be second in priority to the Liens of the Revolving Loan Lenders and agents under the Revolving Loan Documents as provided in the Intercreditor Agreement, in each case subject to Permitted Encumbrances.

4.2          Perfection of Security Interest. The Credit Parties shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements (A) within ninety (90) days of the Closing Date with respect to leases in existence on the Closing Date and (B) within ninety (90) days after entering into any lease following the Closing Date, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as GSO may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Required Lenders, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Required Lenders, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Credit Party hereby authorizes Agent to file against the Credit Parties one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Required Lenders (which statements may have a description of collateral which is broader than that set forth herein). All charges, expenses and fees Agent and Lenders may incur in doing any of the foregoing and any local taxes relating thereto, shall be subject to reimbursement pursuant to Section 14.5 and added to the Obligations.

4.3          Disposition of Collateral. Credit Parties will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except the sale of Inventory in the Ordinary Course of Business and Permitted Dispositions.

4.4          Preservation of Collateral. Following the occurrence of an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent (at the direction of GSO) deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent (at the direction of GSO) may deem appropriate; (b) may employ and maintain at any of Credit Parties’ premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent (at the direction of GSO) may move all or part of the Collateral; (d) may use Credit Parties’ owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Credit Parties’ owned or leased property. The Credit Parties shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent (at the direction of GSO) may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be subject to reimbursement pursuant to Section 14.5 and added to the Obligations.

4.5          Ownership of Collateral.

(a)          With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Credit Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by the Credit Parties or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of Credit Parties that appear on such documents and agreements shall be genuine and Credit Parties shall have full capacity to execute same; and (iv) Credit Parties’ Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business. Credit Parties may relocate Inventory at any time to any of the locations set forth on Schedule 4.5 without the consent of Agent.

(b)          (i) There is no location at which Credit Parties have any Inventory (except for Inventory in transit) other than those locations listed on Schedule 4.5; (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of Credit Parties is stored; none of the receipts received by Credit Parties from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.19 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of Credit Parties and (B) the chief executive offices of Credit Parties; and (iv) Schedule 4.19 hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by Credit Parties, together with the names and addresses of any landlords.

4.6          Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period Credit Parties shall not, without Agent’s prior written consent, pledge, sell (except Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Credit Parties shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Credit Parties shall, upon demand, assemble it in the best manner possible and make it available to Agent, at such location or locations as shall be mutually acceptable. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. If Agent exercises this right to take possession of the Collateral, Credit Parties shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into Credit Parties’ possession, they, and each of them, shall be held by Credit Parties in trust as Agent’s trustee, and Credit Parties will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7          Books and Records. Credit Parties shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP.

4.8          Financial Disclosure. Credit Parties hereby irrevocably authorize and direct all accountants and auditors that are salaried employees of the Credit Parties at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of Credit Parties’ financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning Credit Parties’ financial status and business operations. Each Credit Party hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to the Credit Parties, whether made by Credit Parties or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from Credit Parties prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9          Compliance with Laws. Each Credit Party shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Credit Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. The Credit Parties may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s Lien on or security interest in the Collateral. The assets of the Credit Parties at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets of the Credit Parties so that such insurance shall remain in full force and effect.

4.10         Inspection of Premises. At all reasonable times and upon five (5) Business Days written notice to the Credit Parties, Agent, each Lender and each GSO Entity shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Credit Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Credit Party’s business. At all reasonable times and upon three (3) Business Days prior written notice, Agent, any Lender, any GSO Entity and their agents, may enter upon any premises of any Credit Party, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Credit Party’s business; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, Agent shall not exercise the rights under this section more often than one (1) time during any calendar year.

4.11         Insurance. The assets and properties of Credit Parties at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of Credit Parties so that such insurance shall remain in full force and effect. Credit Parties shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At the Credit Parties’ own cost and expense in amounts and with carriers acceptable to GSO, the Credit Parties shall (a) keep all of their insurable properties and properties in which the Credit Parties have an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Credit Parties’ including business interruption insurance; (b) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (c) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Credit Parties are engaged in business; (d) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Required Lenders, naming Agent as an additional-insured and lender loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and Credit Parties to make payment for such loss to Agent and not to Credit Parties and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to Credit Parties and Agent jointly, Agent may endorse Credit Parties’ names thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clause (a) above. Subject to Section 2.20(c), all loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Lenders in their sole discretion shall determine, or, at the written request of Borrowing Agent, may be remitted to Credit Parties for repair or replacement of the applicable Collateral. Any surplus shall be paid by Agent to Credit Parties or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Credit Parties to Lenders, on demand.

4.12         Failure to Pay Insurance. If Credit Parties fail to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of Credit Parties, and such expenses so paid shall be part of the Obligations.

4.13         Payment of Taxes. Credit Parties will pay, when due, all material taxes, assessments and other Charges lawfully levied or assessed upon Credit Parties or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, unless such taxes, assessments and other Charges are being Properly Contested. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between Credit Parties and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Credit Parties pay the taxes, assessments or other Charges and Credit Parties hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or Charges to the extent that Credit Parties have Properly Contested those taxes, assessments or Charges. The amount of any payment by Agent under this Section 4.13 shall added to the Obligations and, until Credit Parties shall furnish Agent with an indemnity therefor (or supply to Agent evidence satisfactory to GSO that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Credit Parties’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

4.14         Payment of Leasehold Obligations. Credit Parties shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so.

4.15         Reserved.

4.16         Inventory. To the extent Inventory held for sale or lease has been produced by Credit Parties, it has been and will be produced by Credit Parties in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17         Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved in all material respects. The Credit Parties shall not use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation. Credit Parties shall have the right to sell Equipment to the extent set forth in Section 4.3 hereof.

4.18         Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as Credit Parties’ agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of Credit Parties’ obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by Credit Parties of any of the terms and conditions thereof.

4.19         Environmental Matters.

(a)          Each Credit Party shall ensure that the Real Property and all operations and businesses conducted thereon remains in material compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by Applicable Law or appropriate governmental authorities.

(b)          Credit Parties shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

(c)          Credit Parties shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain material compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Credit Parties shall use their best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Credit Parties in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d)          In the event Credit Parties obtain, give or receive notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or Credit Parties’ interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Credit Parties shall, within five (5) Business Days, give written notice of same to Agent and GSO detailing facts and circumstances of which Credit Parties are aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e)          Credit Parties shall promptly forward to Agent and GSO copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by Credit Parties to dispose of Hazardous Substances and shall continue to forward copies of correspondence between Credit Parties and the Authority regarding such claims to Agent and GSO until the claim is settled. Credit Parties shall promptly forward to Agent and GSO copies of all documents and reports concerning a Hazardous Discharge at the Real Property that Credit Parties are required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Real Property and the Collateral.

(f)          Credit Parties shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If Credit Parties shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Credit Parties shall fail to comply with any of the requirements of any Environmental Laws, GSO or Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as GSO (or such third parties as directed by GSO) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Loans shall be paid upon demand by Credit Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and Credit Parties.

(g)          Promptly upon the written request of GSO subsequent to a Hazardous Discharge, Credit Parties shall provide Agent and GSO, at Credit Parties’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of GSO, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to GSO. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Credit Parties to post a bond, letter of credit or other security reasonably satisfactory to Required Lenders to secure payment of these costs and expenses.

(h)          Credit Parties shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Credit Parties’ obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Credit Parties’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(i)          For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of the Credit Parties’ right, title and interest in and to their owned and leased premises.

4.20         Financing Statements. Except as respects the financing statements filed by counsel to GSO and financing statements described on Schedule 1.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.21         Further Assurances and Post-Closing Covenants.

(a)          Upon the reasonable request of the Required Lenders, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the Uniform Commercial Code or any other Applicable Law which are necessary or advisable to maintain in favor of Agent, for the benefit of the Lenders, Liens on the Collateral that are duly perfected (subject to the qualifications set forth in Section 4.2) in accordance with the requirements of, or the obligations of the Credit Parties under, this Agreement and the Other Documents and all Applicable Law.

(b)          To the extent otherwise permitted hereunder, if any Credit Party has an interest in, or intends to acquire, a fee interest in any Real Property on or after the Closing Date, it shall provide to Agent and Required Lenders within sixty (60) days of the Closing Date (or, after the Closing Date, sixty (60) days after such acquisition) (or such extended period of time as agreed to by GSO), but, in each case, only if such Real Property has a fair market value in excess of $2,000,000, such Mortgage or other security documentation as Agent and Required Lenders may reasonably request to cause any such fee ownership interest in Real Property to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Encumbrances) in favor of Agent and such other documentation as Agent and Required Lenders may reasonably request in connection with the foregoing, including, without limitation, title reports, title insurance policies, surveys, appraisals, zoning letters, a Phase I environmental assessment and opinions of counsel, all in form and substance reasonably satisfactory to GSO.

(c)          Within thirty (30) days of the Closing Date (or such extended period of time as agreed to by GSO), Agent and GSO shall have received in form and substance satisfactory to GSO, (i) loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as lender loss payee under Credit Parties’ casualty insurance policies, and (ii) endorsements naming Agent as an additional insured under the Credit Parties’ liability insurance policies.

(d)          Within forty-five (45) days of the Closing Date (or such longer period of time as agreed to by GSO), the Borrowers shall deliver to Agent and Required Lenders a fully executed deposit account control agreement with respect to each account listed on Schedule 4(a) of the Perfection Certificate (if any).

(e)          Within thirty (30) days following the Closing Date (or such extended period of time as agreed to by GSO), Agent and Required Lenders shall have received judgment and litigation searches and federal and state tax lien searches in each location of Credit Parties for which Collateral having a value in excess of $1,000,000 is located, showing no existing security interests in or Liens on the Collateral other than Permitted Encumbrances and other Liens permitted by the Agent (at the direction of Required Lenders).

V.	REPRESENTATIONS AND WARRANTIES.

Each Credit Party represents and warrants as follows:

5.1          Authority. Each Credit Party has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents have been duly executed and delivered by the Credit Parties, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of the Credit Parties enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within the Credit Parties’ corporate powers, have been duly authorized by all necessary corporate action, are not in contravention of applicable law or the terms of Credit Parties’ by-laws, certificate of incorporation or other applicable documents relating to Credit Parties’ formation or to the conduct of Credit Parties’ business or of any material agreement or undertaking to which Credit Parties are a party or by which Credit Parties are bound, (b) will not conflict with or violate any applicable law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of Credit Parties under the provisions of any agreement, charter document, instrument, by-law or other instrument to which Credit Parties are a party or by which they or their property is a party or by which they may be bound, including without limitation, the Revolving Loan Documents and Acquisition Agreement.

5.2          Formation and Qualification.

(a)          Credit Parties are duly incorporated and in good standing under the laws of the state listed on Schedule 5.2(a) and are qualified to do business and are in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for Credit Parties to conduct their respective businesses and own their respective property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Credit Parties have delivered to Agent true and complete copies of their respective certificates of incorporation and by-laws and will promptly notify Agent of any amendment or changes thereto.

(b)          The only Subsidiaries of Credit Parties are listed on Schedule 5.2(b).

5.3          Survival of Representations and Warranties. All representations and warranties of Credit Parties contained in this Agreement and the Other Documents shall be true at the time of Credit Parties’ execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4          Tax Returns. Credit Parties’ federal tax identification numbers are set forth on Schedule 5.4. Credit Parties have filed all federal, state and local tax returns and other reports they are required by law to file and have paid all taxes, assessments, fees and other governmental charges that are due and payable. The provision for taxes on the books of Credit Parties is adequate in all material respects for all years not closed by applicable statutes, and for its current fiscal year, and Credit Parties have no knowledge of any deficiency or additional assessment in connection therewith not provided for on their books.

5.5          Financial Statements. The consolidated and consolidating balance sheets of HT and its Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of December 31, 2016, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, (except for changes in application in which such accountants concur) and present fairly the financial position of any Borrower and its Subsidiaries at such date and the results of their operations for such period. Since December 31, 2016 there has been no change in the condition, financial or otherwise, of HT and its Subsidiaries as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by HT and its Subsidiaries, except changes in the Ordinary Course of Business or as otherwise permitted pursuant to this Agreement, none of which individually or in the aggregate has been materially adverse.

5.6          Entity Name. Credit Parties have not been known by any other corporate name in the past five years and do not sell Inventory under any other name except as set forth on Schedule 5.6, nor have Credit Parties been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years, other than pursuant to the Acquisition.

5.7          O.S.H.A. and Environmental Compliance.

(a)          Credit Parties have duly complied with, and their facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there have been no outstanding material citations, notices or orders of non-compliance issued to Credit Parties or relating to their business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b)          Credit Parties have been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c)          (i) There are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property or any premises leased by Credit Parties; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by Credit Parties; (iii) neither the Real Property nor any premises leased by Credit Parties have ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property or any premises leased by Credit Parties, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of Credit Parties or of their tenants.

5.8          Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a)          Each Credit Party is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b)          Except as disclosed in Schedule 5.8(b), Credit Parties have no (i) pending or threatened litigation, arbitration, actions or proceedings which involve the possibility of having a Material Adverse Effect, and (ii) liabilities or indebtedness for borrowed money other than the Obligations and the Revolving Loan Indebtedness.

(c)          Credit Parties are not in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor are Credit Parties in violation of any order of any court, Governmental Body or arbitration board or tribunal.

(k)          No Credit Party nor any member of the Controlled Group maintains nor is required to contribute to any Plan other than those listed on Schedule 5.8(d) hereto. Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Applicable Laws except to the extent that non-compliance therewith could reasonably be expected to have a Material Adverse Effect. (i) Each Credit Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Pension Benefit Plan and Multi-Employer Plan, and each Pension Benefit Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, or an application for such a determination is currently being processed by the Internal Revenue Service or the Plan is a prototype or volume submitter plan with respect to which the Internal Revenue Service has issued an opinion letter; (iii) neither any Credit Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Pension Benefit Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Benefit Plan or Multiemployer Plan; (v) the current value of the assets of each Pension Benefit Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Credit Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Credit Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Credit Party nor any member of the Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and, to Credit Parties’ knowledge, no fact exists which could give rise to any such liability; (viii) to Credit Parties’ knowledge, neither any Credit Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no Reportable ERISA Event; (xi) neither any Credit Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither any Credit Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Credit Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan; and (xv) no Pension Benefit Plan is in “at risk” status under Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA.

5.9          Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by Credit Parties are set forth on Schedule 5.9, are valid and have been duly registered or filed with all appropriate Governmental Bodies and constitute all of the material intellectual property rights which are necessary for the operation of its business; to Credit Parties’ knowledge, there is no objection to, or pending challenge to, the validity of any such patent, trademark, copyright, design rights, tradename, trade secret or license and Credit Parties are not aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned or held by Credit Parties and all trade secrets used by Credit Parties consist of original material or property developed by Credit Parties or was lawfully acquired by Credit Parties from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.

5.10         Licenses and Permits. Except as set forth in Schedule 5.10, Credit Parties (a) are in compliance with and (b) have procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect.

5.11         Default of Indebtedness. Credit Parties are not in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12         No Default. Credit Parties are not in default in the payment or performance of any of its material contractual obligations and no Default has occurred.

5.13         No Burdensome Restrictions. Credit Parties are not party to any contract or agreement the performance of which could have a Material Adverse Effect. Credit Parties have heretofore delivered to Agent true and complete copies of all Material Contracts to which they are a party or to which they or any of its properties are subject. Credit Parties have not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of their property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14         No Labor Disputes. Credit Parties are not involved in any labor dispute; there are no strikes or walkouts or union organization of Credit Parties’ employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15         Margin Regulations. Credit Parties are not engaged, nor will they engage, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Loan will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16         Investment Company Act. Credit Parties are not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor are they controlled by such a company.

5.17         Disclosure. No representation or warranty made by Credit Parties in this Agreement, the Revolving Loan Documents, the Acquisition Agreement, or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein not misleading. There is no fact known to Credit Parties or which reasonably should be known to Credit Parties which Credit Parties have not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18         Swaps. Credit Parties are not a party to, nor will they be a party to, any swap agreement whereby Credit Parties have agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.19         Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on Credit Parties or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.20         Application of Certain Laws and Regulations. Neither Credit Parties nor any Affiliate of Credit Parties is subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness, including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.21         Business and Property of Borrowers. Upon and after the Closing Date, Borrowers do not propose to engage in any business other than the Business. On the Closing Date, Borrowers will own all the property and possess all of the rights and Consents necessary for the conduct of the business of Borrowers.

5.22         Anti-Terrorism Laws.

(a)          General. No Credit Party, Affiliate of any Credit Party, nor any director, officer, employee, agent, or representative of a Credit Party or Affiliate of a Credit Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)          Sanctions. No Credit Party, Affiliate of any Credit Party, nor any director, officer, employee, agent, or representative of a Credit Party or Affiliate of a Credit Party is any of the following:

(i)          a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)         a Person or entity owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)        a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(iv)        a Person or entity that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list;

(v)         a Sanctioned Person;

(vi)        a Person or entity that is in a Sanctioned Country;

(vii)       a Person or entity that is subject to any Sanction administered by any Compliance Authority;

(viii)      a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or

(ix)         a Person or entity who is affiliated or associated with a Person or entity listed above.

Neither any Credit Party, any Affiliate of a Credit Party, nor any director, officer, employee, agent, or representative of a Credit Party or Affiliate of a Credit Party in any capacity in connection with the Loan or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked under any of the Sanctions.

5.23         Federal Securities Laws. Neither Credit Parties nor any of their Subsidiaries, in each case other than HT, (i) are required to file periodic reports under the Exchange Act, (ii) have any securities registered under the Exchange Act nor (iii) have filed a registration statement that has not yet become effective under the Securities Act.

5.24         Equity Interests. The authorized and outstanding Equity Interests of each Borrower as of the Closing Date is as set forth on Schedule 5.24 hereto. All of the Equity Interests of each Borrower have been duly and validly authorized and issued and are fully paid and non-assessable. As of the Closing Date, except for the rights and obligations set forth on Schedule 5.24, there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Borrower or any of the shareholders of any Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of the Borrowers. Except as set forth on Schedule 5.24, the Borrowers have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.25         Perfection of Security Interest in Collateral. The provisions of this Agreement and of each other applicable Other Document are effective to create in favor of Agent, for the benefit of itself and the ratable benefit of the Lenders, a legal, valid and enforceable (i) first priority (subject to the Intercreditor Agreement) security interest in all right, title and interest of the Credit Parties in each item of Term Loan Priority Collateral and (ii) second priority security interest (subject only to Permitted Encumbrances and the Revolving Loan Priority Liens) in all right, title and interest of the Credit Parties in each item of Revolving Credit Priority Collateral and in each case, (a) except in the case of any Permitted Encumbrances, to the extent that any such Permitted Encumbrance would have priority over the security interest in favor of Agent pursuant to any Applicable Law and (b) Liens perfected only by possession to the extent Agent has not obtained or does not maintain possession of the Term Loan Priority Collateral.

5.26         Commercial Tort Claims. As of the Closing Date, no Credit Party is a party to any commercial tort claims except as set forth on Schedule 5.26 hereto.

5.27         Letter of Credit Rights. As of the Closing Date, no Credit Party has any letter of credit rights, except as set forth on Schedule 5.27 hereto.

5.28         Anti-Money Laundering Compliance.

(a)          As of the Closing Date, the date of any renewal, extension or modification of this Agreement, and at all times until this Agreement has been terminated pursuant to Section 12.2 and all Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been asserted) have been paid in full, that: (i) no Covered Entity (x) is a Sanctioned Person; (y) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (z) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (ii) the proceeds of Loans will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (iii) the funds used to repay the Obligations are not derived from any unlawful activity; and (iv) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws. Each Credit Party covenants and agrees that it shall promptly notify Agent in writing upon the occurrence of a Reportable Compliance Event.

(b)          No Covered Entity is resident in, or organized or chartered under the laws of, (i) a jurisdiction that has been designated by the Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns (a “Jurisdiction Of Primary Money Laundering Concern”) or (ii) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur (a “Non-Cooperative Jurisdiction”). The funds used to repay the Obligations do not originate from, nor will be routed through, an account maintained at (i) a foreign shell bank, (ii) a foreign bank that is barred, pursuant to its banking license, from conducting banking activities with the citizens of, or with the local currency of, the country that issued the license, (iii) a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction or Jurisdiction Of Primary Money Laundering Concern; or (d) a financial institution that has been designated by the Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns. No Covered Entity is a senior foreign political figure, or any immediate family member or close associate of a senior foreign political figure, in each case within the meaning of the USA PATRIOT Act.

5.29         No Default. Neither any Credit Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.30         Responsible Officers. Set forth on Schedule 5.30 are Responsible Officers, holding the offices indicated next to their respective names, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 9.17 and such Responsible Officers are the duly elected and qualified officers of such Credit Party and are duly authorized to execute and deliver, on behalf of the respective Credit Party, this Agreement, and the Other Documents

5.31         Delivery of Revolving Loan Documents and Acquisition Agreement. Agent has received complete copies of the Acquisition Agreement and Revolving Loan Documents, and related documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, and waivers relating thereto. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

VI.	AFFIRMATIVE COVENANTS.

Each Credit Party shall, until payment in full of the Obligations and termination of this Agreement:

6.1          Payment of Fees. Pay to Agent or the Lenders, as applicable, all Obligations as and when due under the terms of this Agreement or any Other Document.

6.2          Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3          Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to Borrowers which could reasonably be expected to have a Material Adverse Effect.

6.4          Government Receivables. After the occurrence and continuance of an Event of Default (subject to applicable cure and grace periods) which has not been waived by the Required Lenders, take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between Borrowers and the United States, any state or any department, agency or instrumentality of any of them.

6.5          Financial Covenant. Maintain as of the end of each fiscal quarter, for the consecutive four fiscal quarter period then ending, commencing with the fiscal quarter ending December 31, 2017, a Total Leverage Ratio of not greater than 4.75:1.00.

6.6          Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as GSO may request, in order that the full intent of this Agreement may be carried into effect.

6.7          Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrowers shall have provided for such reserves as GSO may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders.

6.8          Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11 and 9.12 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9          Federal Securities Laws. Promptly notify Agent in writing if Borrowers or any of their Subsidiaries (i) are required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act.

6.10         Employment Agreement with Kevin Zugibe. In the event that Kevin Zugibe does not renew the Employment Agreement as Chairman and Chief Executive Officer of Borrowers, GSO will retain the right to perform a background check on his replacement.

6.11         Exercise of Rights. In accordance with Borrowers’ reasonable business judgment, enforce all of their rights under the Acquisition Agreement and any indemnification agreement executed in connection therewith including, but not limited to, all indemnification rights and pursue all remedies available to it with diligence and in good faith in connection with the enforcement of any such rights.

6.12         Reserved.

6.13         Anti-Corruption Laws.

Conduct its business in material compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.14         Lien Waiver Agreements.

In the case of (i) each headquarter location of the Credit Parties, each other location where any significant administrative or governmental functions are performed and each other location where the Credit Parties maintain any books or records (electronic or otherwise) and (ii) any other premises leased by a Credit Party containing personal property Collateral, the Borrowers will provide the Lenders with Lien Waiver Agreements to the extent (A) required by Section 4.2 of this Agreement and (B) the Borrowers are able to secure such Lien Waiver Agreements after using commercially reasonable efforts.

VII.	NEGATIVE COVENANTS.

The Credit Parties shall not, until satisfaction in full of the Obligations and termination of this Agreement:

7.1          Merger, Consolidation, Acquisition and Sale of Assets.

(a)          Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except (i) any Borrower may merge, consolidate or reorganize with or into another Borrower, or acquire the assets or Equity Interest of another Borrower, so long as (x) no Event of Default exists, (y) a Borrower, in all cases, shall be the surviving entity of any such merger, consolidation or reorganization, and (z) such Borrower provides Agent with ten (10) days prior written notice of such merger, consolidation or reorganization and delivers to Agent all of the relevant documents evidencing such merger, consolidation or reorganization, and (ii) pursuant to a Permitted Acquisition, and in each case any such other Person shall be organized under the laws of the United States or any state thereof.

(b)          Sell, lease, transfer or otherwise dispose of any Collateral except (i) dispositions of Inventory and (ii) any other sales or dispositions expressly permitted by this Agreement.

7.2          Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of the Collateral now owned or hereafter acquired, except Permitted Encumbrances.

7.3          Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees made in the Ordinary Course of Business up to an aggregate amount of $500,000, and (c) the endorsement of checks in the Ordinary Course of Business.

7.4          Investments. Except with respect to Permitted Acquisitions, purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, (e) investments in Affiliates permitted pursuant to Section 7.10 hereof, and (f) investments in Subsidiaries permitted pursuant to Section 7.12 hereof; provided, however, the aggregate amount of all such investments made pursuant to this clause (f) shall not exceed (i) $20,000,000 in the aggregate during the Term or (ii) $10,000,000 in the aggregate in any fiscal year; provided further, however, that in any fiscal year, with respect to any such investments, so long as after giving pro forma effect to the making of any such investments, Borrowers are in compliance with the financial covenant set forth in Section 6.5 hereof, (I) Borrowers may make the first $5,000,000 worth of such investments for such year so long as Borrowers have Undrawn Availability and Average Undrawn Availability under the Revolving Loan Agreement in an amount which is not less than $15,000,000 after giving pro forma effect to the making of any such investments and (II) Borrowers may make the second $5,000,000 worth of such investments for such fiscal year so long as Borrowers have Undrawn Availability and Average Undrawn Availability under the Revolving Loan Agreement in an amount which is not less than $17,500,000 after giving pro forma effect to the making of any such investments.

7.5          Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except with respect to (a) the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business, (b) loans to its employees in the Ordinary Course of Business not to exceed the aggregate amount of $100,000 at any time outstanding, and (c) loans permitted under Section 7.10 hereof.

7.6          Capital Expenditures. Without duplication, contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount in excess of $12,000,000.

7.7          Dividends. (i) Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of any Credit Party (other than dividends or distributions payable solely in its stock, or split-ups or reclassifications of its stock) or apply (or set aside) any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock or Indebtedness the payment of which is expressly subordinated to the Obligations or any guarantee thereof, or of any options to purchase or acquire any such shares of common or preferred stock or such Indebtedness of any Credit Party, whether now or hereafter outstanding, and (ii) make payments in respect of Earn-outs, in each case, other than Permitted Distributions or as otherwise explicitly permitted pursuant to this Agreement.

7.8          Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) Indebtedness to Lenders; (ii) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof; provided, if such Indebtedness is secured, (A) such secured Indebtedness shall not exceed $12,000,000 in the aggregate throughout the Term and (B) the Lien on assets being financed is permitted under clause (h) of the definition of “Permitted Encumbrances”; (iii) Indebtedness secured by Permitted Encumbrances (including, without limitation, Indebtedness evidenced by the Revolving Loan Documents); and (iv) Interest Rate Hedges that are entered into by Borrowers to hedge their risks with respect to outstanding Indebtedness of Borrowers and not for speculative or investment purposes so long as (x) the counterparty thereto and terms thereof (including, without limitation the term) are reasonably acceptable to GSO, (y) the obligations of Borrowers thereunder are unsecured if such counterparty is not Agent or a Lender and (z) the amount of Indebtedness with respect to which such agreement is entered into does not exceed 50% of the Maximum Loan Amount (as defined in the Revolving Loan Agreement).

7.9          Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property, other than assets or property which are useful in, and are to be used in, the Business.

7.10         Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except transactions disclosed to the Agent, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate, provided, however, any Borrower shall be permitted to make loans (i) to Affiliates (specifically excluding Guarantors), so long as the aggregate principal amount of all such loans made by all Borrowers shall not exceed $250,000 outstanding at any one time and (ii) to Guarantors.

7.11         Anti-Terrorism Laws. No Credit Party shall, until satisfaction in full of the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) and termination of this Agreement, nor shall it permit any Affiliate or officer to:

(i)          Conduct any business or engage in any transaction or dealing with any Sanctioned Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person.

(ii)         Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any of the Sanctions.

(iii)        Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or clearly attempts to violate, any of the prohibitions set forth in the Anti-Terrorism Laws. Each Borrower shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming such Borrower’s compliance with this Section 7.11;

(iv)        Directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available the proceeds of the Loans to any Person or entity, to fund any activities of or business with any Person or entity, or in any Sanctioned Country, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation of the Anti-Terrorism Laws.

7.12         Subsidiaries. Form any Subsidiary unless (i) such Subsidiary expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the Obligations, and grants to Agent a lien on substantially all of its assets as security for the Obligations, and (ii) GSO shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions; provided, however, that any investment in a Subsidiary by a Borrower shall be subject to Section 7.4 hereof.

7.13         Fiscal Year and Accounting Changes. Change its fiscal year from December 31st or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.14         Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Loan other than as permitted pursuant to Section 2.22 hereof.

7.15         Amendment of Articles of Incorporation, By-Law. Amend, modify or waive any term or material provision of its Articles of Incorporation or By-Laws in a manner adverse to the Agent in any material respect unless required by law, or approved by GSO in its reasonable discretion. Notwithstanding the foregoing, ARI may amend its articles of incorporation to change its corporate name within twenty (20) days of the Closing Date with prompt notice thereof provided to GSO.

7.16         Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Borrower or any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Agent of the occurrence of any Termination Event, (vi) fail to comply, or permit any member of the Controlled Group to fail to comply in any material respect, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any Plan, or (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.

7.17         Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Credit Parties, except payments in respect of the Revolving Loans in accordance with the Intercreditor Agreement.

7.18         Membership/Partnership Interests. Elect to treat or permit any of its Subsidiaries to (x) treat its limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of Uniform Commercial Code or (y) certificate its limited liability company membership interests or partnership interests, as the case may be.

7.19         Other Agreements.

(a)          Enter into any material amendment, waiver or modification of the Acquisition Agreement, the Revolving Loan Documents (except amendment, waivers or modifications in accordance with the Intercreditor Agreement), or any related agreements.

(b)          Enter into any amendment, waiver, or modification of any provision of the Transition Services Agreement to the extent that any amendment, waiver or modification would be adverse to the Agent or the Lenders in any material respect.

7.20         Holding Company Status. HT shall not incur or permit to exist any Indebtedness nor grant or permit to exist any Liens upon any of its properties or assets nor engage in any operations, business or activity other than (a) owning, directly or indirectly, 100% of the Equity Interests of the Borrowers and, all operations incidental thereto, (b) pledging its applicable interests therein to Agent, (c) executing this Agreement, the Other Documents and the Revolving Loan Documents to which is a party, (d) fulfilling its obligations under this Agreement, the Other Documents and the Revolving Loan Documents, and (e) performing administrative functions in connection with the operation of the business of each of its respective Subsidiaries.

7.21         Use of Proceeds. Use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation T, U or X of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.22         Sanctions. Directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available the proceeds of the Loans to any Person, to fund any activities of or business with any Person, or in any Sanctioned Country, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person of Sanctions.

7.23         Anti-Corruption Laws. Directly or indirectly, use the proceeds of the Loans for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

VIII.	CONDITIONS PRECEDENT.

8.1          Closing Date Conditions. The agreement of Lenders to make the Loans on the Closing Date hereunder is subject to the satisfaction, or waiver by the Lenders, immediately prior to or concurrently with the making of such Loans, of the following conditions precedent:

(a)          Execution and Delivery of this Agreement. Agent and the Lenders shall have received counterparts to this Agreement, properly executed by the Credit Parties;

(b)          Other Documents. Agent and Lenders shall have received each of the Other Documents, as applicable;

(c)          Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent or GSO to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, or submitted for filing, registration or recordation, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to GSO, of each such submission for filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(d)          Corporate Proceedings of each Credit Party. GSO’s counsel shall have received a copy of the resolutions in form and substance reasonably satisfactory to GSO, of the Board of Directors of each Credit Party authorizing (i) the execution, delivery and performance of this Agreement, the Notes and the Other Documents (collectively the “Documents”) and (ii) the granting by each Credit Party of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of each Credit Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(e)          Incumbency Certificates of each Credit Party. GSO’s counsel shall have received a certificate of the Secretary or an Assistant Secretary of each Credit Party, dated the Closing Date, as to the incumbency and signature of the Responsible Officers of such Credit Party executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(f)           Certificates. GSO’s counsel shall have received a copy of the Articles or Certificate of Incorporation of Borrowers and each Guarantor, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation together with copies of the By-Laws of Borrowers and each Guarantor and all agreements of Borrowers’ and each Guarantor’s shareholders certified as accurate and complete by the Secretary of Borrowers and such Guarantor;

(g)          Good Standing Certificates. GSO’s counsel shall have received good standing certificates for Borrowers and each Guarantor dated not more than 30 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of (i) each Credit Party’s jurisdiction of incorporation, (ii) the jurisdictions of each Credit Party’s chief executive office and (iii) the jurisdictions in which owned real property of a Credit Party is located;

(h)          Legal Opinion. Agent and GSO’s counsel shall have received the executed legal opinion of Wiggin and Dana in form and substance satisfactory to GSO which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, the Other Documents, the Guaranty and related agreements as GSO may reasonably require and Borrowers hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(i)           No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against a Credit Party or against the officers or directors of a Credit Party (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of GSO, is deemed material or (B) which could, in the reasonable opinion of GSO, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to a Credit Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body. Agent shall have received a summary of all existing litigation regarding the Credit Parties;

(j)           Revolving Loan Documents and Acquisition Agreement. Agent and GSO shall have received true, correct and complete copies of (x) the Revolving Loan Documents as in effect on the Closing Date, certified as such by an appropriate officer of the Borrower and, in any event, loans borrowed under the Revolving Loan Agreement on the Closing Date shall not exceed $115,000,000; and (y) the Acquisition Agreement;

(k)          Intercreditor Agreement. Agent and GSO shall have received a fully executed version of the Intercreditor Agreement, duly executed in form and substance reasonably satisfactory to GSO;

(l)           Financial Condition Certificates. GSO shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(l).

(m)         Fees. Agent and the Lenders shall have received (i) all fees payable to Agent, GSO and the Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof, the Fee Letter and the GSO Fee Letter and (ii) expense reimbursements for all amounts reimbursable under the terms of this Agreement and the Other Documents, including under Section 14.9, for which payment has been requested and invoiced at least two (2) Business Days prior to the Closing Date;

(n)          Fictitious, Assumed or Alternate Names. GSO’s counsel shall have received certified copies of any fictitious, assumed or alternate names of the Borrowers;

(o)          Insurance. Agent and GSO shall have received in form and substance satisfactory to GSO, certified copies of Borrowers’ and Guarantors’ casualty insurance policies or certificates and certified copies of Borrowers’ and Guarantors’ liability insurance policies or certificates;

(p)          Financial Statements. GSO shall have received a copy of the Borrowers’ and Guarantors’ most recent internally prepared interim financial statements, the most recent federal and state tax returns of the Borrowers and Guarantors and the Borrowers’ and Guarantors’ fiscal year end consolidated audited financial statements for the past three (3) years;

(q)           Intellectual Property. GSO’s counsel shall have received a list of intellectual property of the Credit Parties including trademarks and trademark applications, patents and patent applications, copyrights and copyright applications, together with a search/abstract relating to the same;

(r)           Payment Instructions. Agent shall have received written instructions from Borrowers directing the application of proceeds of the Loans made pursuant to this Agreement;

(s)          Consents. GSO’s counsel shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as GSO and its counsel shall deem necessary;

(t)          No Adverse Material Change. (i) Since December 31, 2016, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations or warranties made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(u)          Contract Review. GSO shall have received copies of all Material Contracts of Borrowers including, without limitation, leases, union contracts, labor contracts, vendor supply contracts, management agreements, option agreements, warrant agreements, royalty agreements, member agreements, purchase agreements, warranty agreements, employment agreements, license agreements, distributorship agreements, and agreements relating to use of cylinders and containers, and such contracts and agreements shall be satisfactory in all reasonable respects to GSO;

(v)         Transition Services Agreement. GSO shall have received and reviewed to its reasonable satisfaction the Transition Services Agreement;

(w)         Operating Accounts. GSO’s counsel shall have received evidence that the Borrowers have established and are maintaining operating accounts and demand depository accounts with the Revolving Agent;

(x)           Searches. GSO’s counsel shall have received UCC searches, Federal and State litigation searches, upper court and local judgment searches, franchise tax searches, bankruptcy searches, Federal and State Tax Lien searches and any other Lien searches run against the names of the Borrowers and Guarantors and any previous, alternate and fictitious names, and against the names of all entities which were acquired by or merged into the Borrowers of any Guarantor, or orders of applicable bankruptcy courts reflecting lien releases (as applicable), showing no existing security interests in or Liens on the Collateral other than Permitted Encumbrances and other Liens permitted by GSO;

(y)          Review of Records. GSO’s counsel shall have reviewed to its satisfaction all of Borrowers’ books and records;

(z)          Capital and Legal Structure. GSO’s counsel shall have reviewed to its satisfaction the capital and legal structure of the Borrowers;

(aa)        Intellectual Property Security Agreement. Agent and GSO shall have received the fully completed and executed Patents, Trademarks and Copyright Security Agreement from the Borrowers and HT;

(bb)       Compliance with Laws. GSO shall be reasonably satisfied that the Credit Parties are in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws;

(cc)        Closing Date Total Leverage Ratio. Receipt of satisfactory evidence that, after giving effect to the Transactions contemplated by this Agreement and the Other Documents on a pro forma basis, the Closing Date Total Leverage Ratio shall not exceed 3.50 to 1.00;

(dd)        USA PATRIOT Act. At least five Business Days prior to the Closing Date, the Agent and the Lenders shall have received from each of the Credit Parties documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, reasonably requested by the Agent or Lenders; and

(ee)        Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to GSO and its counsel.

8.2          Delayed Draw Funding Date Conditions. After the Closing Date, the agreement of the Lenders to make the Delayed Draw Loans hereunder is subject to the satisfaction, or waiver by the Lenders, immediately prior to or concurrently with the making of such Delayed Draw Loans, of the following conditions precedent:

(a)          Notice. The Agent shall have received at least ten (10) Business Days in advance of a proposed Delayed Draw Funding Date a request from the Borrower to fund such Delayed Draw Loan (a “Borrowing Request”), which shall be irrevocable and which shall specify the following:

(i)          the aggregate principal amount of such proposed Delayed Draw Loan, which shall be not less than $5,000,000;

(ii)         the Delayed Draw Funding Date with respect to such proposed Delayed Draw Loan, which shall be a Business Day;

(iii)        the purpose of such Delayed Draw Loan; and

(iv)        the location and number of the Borrower’s account to which funds are to be disbursed;

provided that the Delayed Draw Funding Date specified in such Borrowing Request shall not be later than the Delayed Draw Commitment Expiration Date;

(b)          No Default or Event of Default. No Default or Event of Default shall have occurred or be continuing;

(c)          No Material Adverse Change. Since the Closing Date, there shall not have occurred a Material Adverse Effect;

(d)          Total Leverage Ratio. On a pro forma basis, after giving effect to the borrowings to be made on the Delayed Draw Funding Date and the use of proceeds thereof, the Total Leverage Ratio shall not exceed 3.50 to 1.00;

(e)          Use of Proceeds. The proceeds of the Delayed Draw Loans made on each Delayed Draw Funding Date shall be used to fund a portion of the purchase price of Permitted Acquisitions;

(f)          Opinions of Counsel. GSO shall have received a favorable written opinion of Wiggin and Dana LLP, counsel to the Borrowers, addressed to Lenders, covering such matters as GSO shall reasonably request;

(g)          Financial Condition Certificate. GSO shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(l), dated as of the Delayed Draw Funding Date;

(h)          Representations and Warranties. At the time of and immediately after giving effect to such Delayed Draw Loan, the representations and warranties of the Credit Parties contained in this Agreement shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein);

(i)          No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Credit Party or against the officers or directors of any Credit Party in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent or the Lenders, is deemed to be material or which in the reasonable opinion of the Lenders could reasonably be expected to have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Credit Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(j)          Fees. The Agent and the Lenders shall have received all amounts due and payable on or prior to the applicable Delayed Draw Funding Date, including, to the extent invoiced at least one Business Day prior to the applicable Delayed Draw Funding Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including the reasonable legal fees and expenses of King & Spalding LLP) and fees included in the GSO Fee Letter;

(k)          Officer’s Certificate. The Lenders and the Agent shall have received an Officer’s Certificate, dated the applicable Delayed Draw Funding Date, confirming compliance with the conditions precedent set forth in this Section 8.2, other than such conditions precedent, the satisfaction of which are in the discretion of the Lenders; and

(l)          Indebtedness. No Indebtedness shall be incurred, assumed, or would exist with respect to the Borrower or any of its Subsidiaries as a result of the related Permitted Acquisition, other than Indebtedness permitted under Section 7.8 hereof and no Liens will be incurred, assumed, or would exist with respect to the assets of the HT, the Borrowers or any of their Subsidiaries as a result of such acquisition other than Permitted Encumbrances.

The delivery of a Borrowing Request under this Section 8.2 and the acceptance by the Borrowers of proceeds of such Delayed Draw Loans shall constitute a representation and warranty by the Borrowers that on the date of such notice or Loans (both immediately before and after giving effect thereto and the application of the proceeds thereof) the conditions contained in this Section 8.2 have been satisfied.

IX.	INFORMATION AS TO BORROWERS.

Borrowers shall, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1          Disclosure of Material Matters. Immediately upon learning thereof, report to Agent (who shall promptly inform all Lenders) (a) all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral, including Borrowers’ reclamation or repossession of, or the return to Borrowers of, a material amount of goods or claims or disputes asserted by any Customer or other obligor and (b) any investigation, hearing, proceeding or other inquest into any Borrower, any Guarantor, or any Affiliate of any Borrowers or any Guarantor by any Governmental Body with respect to Anti-Terrorism Laws.

9.2          Reserved.

9.3          Environmental Reports. Furnish Agent and GSO, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a Compliance Certificate signed by the President of Borrowers stating, to the best of his knowledge, that Borrowers are in compliance in all material respects with all federal, state and local Environmental Laws. To the extent Borrowers are not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action Borrowers will implement in order to achieve full compliance.

9.4          Litigation. Promptly notify Agent and GSO in writing of any claim, litigation, suit or administrative proceeding affecting Borrowers or any Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5          Material Occurrences. Promptly notify Agent and GSO in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent and GSO fail in any material respect to present fairly, in accordance with GAAP, the financial condition or operating results of Borrowers as of the date of such statements; (c) any funding deficiency which, if not corrected as provided in Section 4971 of the Code, could subject any Borrower or any member of the Controlled Group to a tax imposed by Section 4971 of the Code; (d) each and every default by Borrowers which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of Borrowers or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

9.6          Government Receivables. Notify Agent and GSO immediately if any of its Receivables arise out of contracts between Borrowers and the United States, any state, or any department, agency or instrumentality of any of them.

9.7          Annual Financial Statements. Furnish Agent and GSO within ninety (90) days after the end of each fiscal year, the 10-K report of HT for such year, together with audited financial statements of HT on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP and reported upon without qualification by an independent certified public accounting firm selected by HT (the “Accountants”). If HT should change Accountants, then such Accountants must be reasonably satisfactory to GSO. In addition, the reports shall be accompanied by a Compliance Certificate.

9.8          Quarterly Financial Statements. Furnish Agent and GSO within forty five (45) days after the end of each fiscal quarter, (i) the 10-Q report of HT filed for such quarter, (ii) a statement of retained earnings and cash flow of HT on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared in accordance with GAAP, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to HT’s business, and (iii) upon GSO’s reasonable request, a written analysis of performance during such quarter relative to HT’s budgets or forecasts. The reports shall be accompanied by a Compliance Certificate.

9.9          Monthly Financial Statements. Furnish Agent and GSO within thirty (30) days after the end of each month (other than the months of March, June, September and December, provided that notwithstanding the foregoing, an unaudited balance sheet of HT, prepared on the basis hereafter described, calculated as of the end of each such month, shall be required to be delivered within such time period), an unaudited balance sheet of HT on a consolidated and consolidating basis and unaudited statements of income of HT on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to HT’s business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

9.10         Other Reports. Furnish Agent and GSO as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such reports as Borrowers shall send to the Revolving Agent.

9.11         Additional Information. Furnish Agent and GSO with such additional information as GSO shall reasonably request in order to enable GSO to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrowers including, without the necessity of any request by GSO, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of Borrowers’ opening of any new office or place of business or Borrowers’ closing of any existing office or place of business, and (c) promptly upon Borrowers’ learning thereof, notice of any labor dispute to which Borrowers may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Borrowers are a party or by which Borrowers are bound.

9.12         Projected Operating Budget. Furnish Agent and GSO, no earlier than sixty (60) days before the start of and no later than sixty (60) days after the beginning of Borrowers’ fiscal years, a quarter to quarter projected operating budget and cash flow of Borrowers on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter).

9.13         Reserved.

9.14         Notice of Suits, Adverse Events. Furnish Agent and GSO with prompt written notice of (i) any lapse or other termination of any Consent issued to Borrowers by any Governmental Body or any other Person that is material to the operation of Borrowers’ business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by Borrowers or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of Borrowers or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrowers or any Guarantor.

9.15         ERISA Notices and Requests. Furnish Agent and GSO with immediate written notice in the event that (i) any Borrowers or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Borrowers or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA or 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment to a Plan under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.16         Additional Documents. Execute and deliver to Agent and GSO, upon request, such documents and agreements as GSO may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17         Updates to Certain Schedules. Deliver to Agent and GSO promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedules 4.5 (Locations of equipment and Inventory), 5.9 (Intellectual Property, Source Code Escrow Agreements), and 5.2(b) (Equity Interests); provided, that absent the occurrence and continuance of any Event of Default, Borrower shall only be required to provide such updates on a monthly basis in connection with delivery of a Compliance Certificate with respect to the applicable month. Any such updated Schedules delivered by Borrowers to Agent and GSO in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and GSO and attached to and made part of this Agreement.

X.	EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1         Nonpayment. Failure by Borrowers to pay (i) any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or (ii) any other Obligations when due or make any other payment, fee or charge provided for herein when due or in any Other Document and such failure, in the case of this clause (ii) only, continues for three (3) days without cure;

10.2        Breach of Representation. Any representation or warranty made or deemed made by Borrowers or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3        Financial Information. Failure by any Credit Party to (i)(x) furnish financial information when due, or (y) when requested, which is unremedied for a period of fifteen (15) days of such request, or (ii) permit the inspection of its books or records in accordance with this Agreement;

10.4        Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment against Credit Parties’ Inventory or Receivables or against a material portion of Borrowers’ other property which is not stayed or lifted within forty-five (45) days;

10.5        Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3 and 10.5(ii), (i) failure or neglect of Borrowers or any Guarantor to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between Borrowers or any Guarantor, and Agent or any Lender, or (ii) failure or neglect of Borrowers or any Guarantor to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 6.1, 6.3, 6.4, 9.4 or 9.6 hereof which is not cured within ten (10) days from the occurrence of such failure or neglect;

10.6        Judgments. Any judgment or judgments are rendered against Borrowers or any Guarantor for an aggregate amount in excess of $500,000 which (i) is not contested in good faith by the Borrowers or any Guarantor, (ii) the Borrowers or any Guarantor do not establish reserves satisfactory to GSO with regard thereto, and (iii) is not within forty (40) days of such rendering or filing either satisfied, stayed or discharged of record;

10.7        Bankruptcy. Borrowers or any Guarantor shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.8        Inability to Pay. Borrowers or any Guarantor shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9        Subsidiary Bankruptcy. Any Subsidiary of Borrowers, or any Guarantor, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.10        Material Adverse Effect. Any change in Borrowers’ or any Guarantor’s results of operations or condition (financial or otherwise) which in GSO’s opinion has a Material Adverse Effect;

10.11        Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason (x) ceases to be or is not a valid and perfected Lien or (y) except for (i) Permitted Encumbrances having priority by operation of law or (ii) as provided in the Intercreditor Agreement, ceases to have a first priority ranking;

10.12        Cross Default. A default of the obligations of the Credit Parties under any other agreement to which it is a party (other than the Revolving Loan Documents) shall occur which may have a Material Adverse Effect which default is not cured within any applicable grace period;

10.13        Revolving Loan Default. An event of default shall have occurred and be continuing under the Revolving Loan Documents, which default shall not have been cured or waived within the applicable grace period;

10.14        Breach of Guaranty. Termination or breach of any Guaranty or similar agreement executed and delivered to Agent in connection with the Obligations of Borrowers, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or guaranty security agreement or similar agreement;

10.15        Change of Ownership. Any Change of Ownership or Change of Control shall occur;

10.16        Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on Borrowers or any Guarantor, or Borrowers or any Guarantor shall so claim in writing to Agent or any Lender;

10.17        Licenses. (i) Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of Borrowers or any Guarantor, the continuation of which is material to the continuation of Borrowers’ or such Guarantor’s business, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (c) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of Borrowers’ or any Guarantor’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (ii) any agreement which is necessary or material to the operation of Borrowers’ or any Guarantor’s business shall be revoked or terminated and not replaced by a substitute acceptable to GSO within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.18        Seizures. Any portion of the Collateral shall be seized or taken by a Governmental Body, or Borrowers or any Guarantor or the title and rights of Borrowers, any Guarantor or any Original Owner which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit or other proceeding which might, in the opinion of GSO, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.19        Pension Plans. An event or condition specified in Section 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of GSO be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of GSO, would have a Material Adverse Effect; or

10.20        Anti-Terrorism Laws. If (i) any representation or warranty contained in (x) Section 14.18 hereof or (y) any corresponding section of any Guaranty is or becomes false or misleading at any time, (ii) any Borrower shall fail to comply with its obligations under Section 14.18 hereof, or (iii) any Guarantor shall fail to comply with its obligations under any section of any Guaranty containing provisions comparable to those set forth in Section 14.18 hereof.

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1        Rights and Remedies.

(a)          Upon the occurrence of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable (including, without limitation, any Make-Whole Amount or Prepayment Premium) and this Agreement and the obligation of Lenders to make Loans shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders all Obligations shall be immediately due and payable (including, without limitation, any Make-Whole Amount or Prepayment Premium) and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Loans and (iii) a filing of a petition against Borrowers in any involuntary case under any state or federal bankruptcy laws which is not dismissed within sixty (60) days of filing, all Obligations shall be immediately due and payable (including, without limitation, any Make-Whole Amount or Prepayment Premium) and the obligation of Lenders to make Loans hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over Borrowers. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of Credit Parties’ premises or other premises without legal process and without incurring liability to Credit Parties therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Credit Parties to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give the Credit Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Credit Parties at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by Credit Parties. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of Credit Parties’ (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Credit Parties shall remain liable to Agent and Lenders therefor.

(b)          To the extent that Applicable Law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, Credit Parties acknowledge and agree that it is not commercially unreasonable for the Agent (i) to fail to incur expenses reasonably deemed significant by GSO to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Credit Parties, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of Collateral in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. Credit Parties acknowledge that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to Credit Parties or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2        Agent’s Discretion. Agent (acting solely at the direction of GSO) shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3        Setoff. Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply Credit Parties’ property held by Agent and such Lender to reduce the Obligations.

11.4        Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5        Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent and GSO in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Lenders with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent and GSO, including, without limitation, the fees set forth in the Fee Letter and in the GSO Fee Letter;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations;

SIXTH, to all other Obligations arising under this Agreement which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above.

11.6        Waiver of Notice. Credit Parties hereby waive notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

11.7        Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

11.8        Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XII.	CLOSING DATE AND TERMINATION.

12.1        Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrowers, Agent and each Lender, shall become effective on the Closing Date and shall continue in full force and effect until October 10, 2023 (the “Term”) unless sooner terminated as herein provided.

12.2        Termination. The termination of the Agreement shall not affect Borrowers’, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations of Borrowers have been indefeasibly paid and performed in full after the termination of this Agreement or Borrowers have furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, Borrowers waive any rights which they may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to Borrowers, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIII.	REGARDING AGENT.

13.1        Appointment. Each Lender hereby designates U.S. Bank National Association to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except for such fees, the applicable terms in respect of which provide that the payment thereof is solely for the benefit of the Agent or another Person), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent and Lenders with respect thereto.

13.2        Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrowers or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of Borrowers to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of Borrowers. The duties of Agent as respects the Loans to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any this Agreement or the Other Documents by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by the Agent.

For purposes of clarity, phrases such as “satisfactory to the Agent,” “approved by the Agent,” “acceptable to the Agent,” “as determined by the Agent,” “in the Agent’s discretion,” “selected by the Agent,” “elected by the Agent,” “requested by the Agent,” and phrases of similar import that authorize and permit the Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Agent receiving written direction from GSO, the Lenders or Required Lenders, as applicable, to take such action or to exercise such rights (it being understood that nothing contained in this Agreement or any Other Document shall impose a duty on the Agent to make any such determination or take any action independent of such written direction from GSO, the Lenders or the Required Lenders or exercise any discretionary acts).

13.3        Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrowers and each Guarantor in connection with the making and the continuance of the Loans hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrowers and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loans or at any time or times thereafter except as shall be provided by Borrowers pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of Borrowers or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of Borrowers, or the existence of any Event of Default or any Default.

Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrowers and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers.

In addition, the Required Lenders may at any time cause Agent to resign as Agent upon payment of all amounts due and owing Agent under this Agreement or any Other Document and may appoint a new successor Agent reasonably satisfactory to the Borrowers to replace Agent, it being understood that GSO, any GSO Entity or any of their Affiliates are each a satisfactory successor Agent.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

13.4        Certain Rights of Agent. In connection with any act or action (including failure to act) that the Agent is authorized to take in connection with this Agreement or any Other Documents, the Agent may (and it shall be deemed reasonable for the Agent to) request instructions from the Required Lenders with respect to such act or action (including failure to act) (and it shall be deemed reasonable for the Agent to take any act or action (including failure to act) so instructed by the Required Lenders). If the Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Lenders; and the Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any Other Document in accordance with the instructions of the Required Lenders.

13.5        Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent and recorded in the Register. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

13.6        Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowers referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

13.7        Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including fees and disbursements of counsel) of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

13.8        Agent in its Individual Capacity. Agent may engage in business with Borrowers as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

13.9        Delivery of Documents. The Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from any Credit Parties, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any Other Document except (i) as specifically provided in this Agreement or any Other Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.

13.10       Borrowers’ Undertaking to Agent. Without prejudice to its obligations to Lenders under the other provisions of this Agreement, Borrowers hereby undertake with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrowers’ obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

13.11       No Reliance on Agent’s Customer Identification Program. To the extent the Loans or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Borrowers, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

13.12      Withholding. To the extent required by any applicable requirements of law, the Agent may withhold from any payment to any Lender an amount equivalent to any withholding Tax applicable to such payment. If the Internal Revenue Service or any other Governmental Body asserts a claim that the Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without a deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including any penalties or interest and together with any and all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, unless such amounts have been indemnified by the Credit Parties or the relevant Lender.

13.13      Collateral Matters.

(a)          Each Lender authorizes and directs the Agent to enter into any control agreements or other collateral documents, and any Intercreditor Agreement for the benefit of the Lenders and the Agent. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Other Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral, this Agreement or Other Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to this Agreement or the Other Documents and in the case of any Intercreditor Agreement to take all actions (and execute all documents) required or deemed advisable by it in accordance with the terms thereof.

(b)          The Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Parties or is cared for, protected or insured or that the Liens granted to the Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Agreement or the Other Documents. The Agent shall not be responsible for insuring the Collateral, for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral, except as provided in the immediately following sentence when the Agent has possession of the Collateral. For the avoidance of doubt, the Agent shall not be responsible to the Lenders for the perfection of any Lien or for the filing, form, content or renewal of any UCC financing statements, fixture filings, mortgages, deeds of trust and such other documents or instruments, provided however that if instructed by the Required Lenders and at the expense of the Borrower, the Agent shall arrange for the filing and continuation, of financing statements or other filing or recording documents or instruments (collectively, the “Financing Statements”) for the perfection of security interests in the Collateral; provided, that, the Agent shall not be responsible for the preparation, form, content, sufficiency or adequacy of any such Financing Statements all of which shall be provided in writing to the Agent by the Required Lenders including the jurisdictions and filing offices where the Agent is required to file such Financing Statements.

(c)          In connection with the exercise of any rights or remedies in respect of, or foreclosure or realization upon, any real estate-related collateral pursuant to this Agreement or the Other Documents, the Agent shall be obligated to take title to or possession of real estate in its own name, or otherwise in a form or manner that may, in its reasonable judgment, expose it to liability. In the event that the Agent deems that it may be considered an “owner or operator” under any environmental laws or otherwise cause the Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Agent reserves the right, instead of taking such action, either to resign as Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

(d)          The Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent at the direction of the Required Lenders for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under this Agreement and the Other Documents, or for exercising any rights and remedies thereunder at the direction of the Agent, shall be entitled to the benefits of all provisions of this Article XIII and Article XIV, as though such co-agents, sub-agents and attorneys-in-fact were the “Agent” under this Agreement and the Other Documents as if set forth in full herein with respect thereto.

13.14      Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrowers or any deposit accounts of Borrowers now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XIV.	MISCELLANEOUS.

14.1        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against the Credit Parties with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, Credit Parties accept for themselves and in connection with their properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Credit Parties hereby waive personal service of any and all process upon them and consent that all such service of process may be made by registered mail (return receipt requested) directed to Credit Parties at their address set forth in Section 14.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against Credit Parties in the courts of any other jurisdiction. The Credit Parties waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Credit Parties waive the right to remove any judicial proceeding brought against the Credit Parties in any state court to any federal court. Any judicial proceeding by Credit Parties against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

14.2        Entire Understanding.

(a)          This Agreement and the documents executed concurrently herewith contain the entire understanding between Credit Parties, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Credit Parties’, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Credit Parties acknowledge that they have been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)          The Required Lenders, Agent with the consent in writing of the Required Lenders, and Credit Parties may, subject to the provisions of this Section 14.2 (b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Credit Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Credit Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

(i)          extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrowers or any other Credit Party to Lenders pursuant to this Agreement;

(ii)         alter the definition of the term Required Lenders or alter, amend or modify this Section 14.2(b);

(iii)        release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $2,000,000;

(iv)        change the rights and duties of Agent; or

(v)         release any Guarantor.

(c)          Any such supplemental agreement shall apply equally to each Lender and shall be binding upon the Credit Parties, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Credit Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

14.3        Successors and Assigns; Participations; New Lenders.

(a)          This Agreement shall be binding upon and inure to the benefit of Credit Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that Credit Parties may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b)          Credit Parties acknowledge that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Loans to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Loans held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Credit Parties shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Loans or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Loans hereunder or other Obligations payable hereunder and in no event shall Credit Parties be required to pay any such amount arising from the same circumstances and with respect to the same Loans or other Obligations payable hereunder to both such Lender and such Participant, and provided further that Participants shall have no voting rights hereunder except to the extent such action requires the unanimous participation of the Lenders. Credit Parties hereby grant to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Loans.

(c)          (x) Any Lender that is a GSO Entity may, without the consent of the Borrowers or Agent, sell, assign or transfer all or any part of its rights and obligations under or relating to Loans and Commitments under this Agreement and the Other Documents to any other GSO Entity or one or more additional banks, financial institutions or funds, accounts and clients, in each case, administered, managed, underwritten or sub-advised by GSO or another GSO Entity (provided, at the Agent’s written request, such GSO Entities shall provide Agent details thereof) and (y) any Lender, with the written consent of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers, in each case, which consent shall not be unreasonably withheld or delayed (provided that, the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent and Required Lenders within five (5) Business Days after having received prior notice thereof), may sell, assign or transfer all or any part of its rights and obligations under or relating to Loans and Commitments under this Agreement and the Other Documents to one or more additional banks, financial institutions, funds or other entities (each such purchaser under clause (x) or (y), a “Purchasing Lender”), in minimum amounts of not less than $1,000,000 or the entire remaining amount of Loans, pursuant to a Loan Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Loan Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Loan Transfer Supplement, have the rights and obligations of a Lender thereunder with an Applicable Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Loan Transfer Supplement, be released from its obligations under this Agreement, the Loan Transfer Supplement creating a novation for that purpose. Such Loan Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Applicable Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Credit Party hereby consent to the addition of such Purchasing Lender and the resulting adjustment of the Applicable Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Credit Party shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)          Any Lender, with the consent of Borrowers (provided, such consent shall not be required at any time an Event of Default then exists), which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Loans under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Loan Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Loan Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Loan Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Loan Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Loan Transfer Supplement, be released from its obligations under this Agreement, the Modified Loan Transfer Supplement creating a novation for that purpose. Such Modified Loan Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Credit Party hereby consents to the addition of such Purchasing CLO. Each Credit Party shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing. No assignment or transfer shall be made to a natural person.

(e)          Each Borrower hereby acknowledges and makes the Obligations registered obligations for United States withholding tax purposes. Agent shall maintain at its address a copy of each Loan Transfer Supplement and Modified Loan Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder and Agent shall record the assignment of the Loans in the Register. Any assignment of the Loans, whether or not evidenced by a note, shall be effective as to Borrower only upon appropriate entries with respect thereto being made in the Register. The entries in the Register shall be conclusive, in the absence of manifest or demonstrable error, and each Credit Party, Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for the purposes of this Agreement notwithstanding notice to the contrary. The Lenders, by their acceptance of this Agreement or any Loan Transfer Supplement, agree to be bound by the provisions of this paragraph and to indemnify and hold harmless Agent against any loss or liability arising from the assignment by a holder of the Loans in violation of this subsection (e). The Register shall be available for inspection by the Credit Parties or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)          Each Credit Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Credit Party which has been delivered to such Lender by or on behalf of such Credit Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Credit Party.

14.4        Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that Borrowers make a payment or Agent or any Lender receives any payment or proceeds of the Collateral for Borrowers’ benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

14.5        Indemnity. Each Credit Party shall indemnify Agent, each Lender, GSO, each GSO Entity and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent, GSO, each GSO Entity or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents (but excluding, for the avoidance of doubt, to the extent arising from or specifically related to any equity investment by GSO or any other GSO Entity in HT or its Affiliates), whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 14.5 by any Person under any Environmental Laws or similar laws by reason of any Credit Party’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances, and arising out of or in any way relating to or as a consequence, direct or indirect, of any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Borrower, any Affiliate or Subsidiary of any Borrowers, or any Guarantor.

14.6        Notice. Any notice or request hereunder may be given to a Credit Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 14.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 14.6) in accordance with this Section 14.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 14.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 14.6. Any Notice shall be effective:

(a)          In the case of hand-delivery, when delivered;

(b)          If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)          In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)          In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)          In the case of electronic transmission, when actually received;

(f)          In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 14.6; and

(g)          If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to a Credit Party shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the Lenders of its receipt of such Notice.

(A)	If to Agent at:

U.S. Bank Global Corporate Trust Services
214 North Tryon Street - 27th Floor
Charlotte, NC 28202
Attention: Lisa Dowd
Telephone: (704) 335-4576
Facsimile: (866) 350-2101
Email: Lisa.Dowd@usbank.com

with copies to (such copies not to constitute notice):

Franklin Square Capital Partners

201 Rouse Boulevard

Philadelphia, PA 19112

Attention: General Counsel

Email: Stephen.sypherd@franklinsquare.com

and:

King & Spalding LLP
100 N. Tryon Street, Suite 3900
Charlotte, NC 28202
Attention: W. Todd Holleman, Esq.
Telephone: (704) 503-2567
Facsimile: (704) 503-2622
Email: tholleman@kslaw.com

(B)	If to a Lender, as specified on the signature pages hereof or as provided to the Borrowers in writing and with a copy to the Agent as set forth above

(C)	If to a Credit Party:

Hudson Technologies Company
14th Floor
One Blue Hill Plaza
P.O. Box 1541
Pearl River, New York 10965
Attention: Brian F. Coleman, President, COO
Telephone: (845) 735-6000 x 6007
Facsimile: (845) 512-6070

with an additional copy to:

Wiggin and Dana LLP
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901
Attention: Michael Grundei, Esq.
Telephone: (203) 363-7630
Facsimile: (203) 363-7676

14.7        Survival. The obligations of the Credit Parties under Sections 2.2(f), 3.7, 3.8, 3.9, 4.19(h), and 14.5 and the obligations of Lenders under Section 13.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

14.8        Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

14.9        Expenses. All reasonable costs and expenses including reasonable attorneys’ fees (including the allocated costs of in-house counsel) and disbursements incurred by Agent on its behalf or on behalf of the Lenders or by GSO or any other GSO Entity (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral or enforcement of this Agreement or any of the Other Documents, or (b) in connection with the entering into, modification, amendment and administration of this Agreement or any of the Other Documents or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder or under any of the Other Documents and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Credit Party, or any Guarantor or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement or any of the Other Documents and all related agreements, documents and instruments, shall be reimbursed by the Borrower upon demand.

14.10      Injunctive Relief. Each Credit Party recognizes that, in the event that any Credit Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

14.11        Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to Borrowers or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

14.12        Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

14.13        Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other form of electronic transmission shall be deemed to be an original signature hereto.

14.14        Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

14.15        Confidentiality; Sharing Information. Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates (if such Person is a GSO Entity, then it may make disclosures to any other GSO Entity and its Related Parties), outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, (c) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by a GSO Entity or to any current or prospective funding source of any GSO Entity, (d) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such person, any GSO Entity or any of their respective Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) and which shall include, without limitation any routine audits conducted by such regulatory authority, and (e) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Credit Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Credit Party other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Credit Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Credit Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Credit Party hereby authorize each Lender to share any information delivered to such Lender by such Credit Party and their Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 14.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

14.16      Publicity. Credit Parties, Agent and Lenders hereby authorize GSO to make appropriate announcements of the financial arrangement entered into among the Credit Parties, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as GSO shall in its sole and absolute discretion deem appropriate.

14.17      Certifications From Banks and Participants; US PATRIOT Act.

(a)          Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b)          The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time to time request, and each Credit Party shall provide to Lender, such Credit Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

14.18      Anti-Terrorism Laws.

(a)          Each Credit Party represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b)          Each Credit Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Borrowers shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

14.19      Intercreditor Agreement. Notwithstanding anything herein to the contrary, the priority of the Liens granted to Agent in the Collateral and Real Property pursuant to this Agreement and the Other Documents and the exercise, after the occurrence and during the continuance of an Event of Default, of any right or remedy by Agent or any Lender with respect to certain of the Collateral hereunder or under any Other Document are subject to the provisions of the Intercreditor Agreement. In the event of any direct and irreconcilable conflict between the terms of the Intercreditor Agreement and this Agreement with respect to (a) the priority of Liens granted to Agent in the Collateral and Real Property pursuant to this Agreement and the Other Documents or (b) the rights of Agent or any Lender under this Agreement with respect to certain Collateral and Real Property after the occurrence and during the continuance of an Event of Default, the terms of the Intercreditor Agreement shall govern and control. Any reference in this Agreement or any Other Document to “first priority lien” or words of similar effect in describing the Liens created hereunder or under any Other Document shall be understood to refer to such priority as set forth in the Intercreditor Agreement. Nothing in this Section 14.19 shall be construed to provide that any Credit Party is a third party beneficiary of the provisions of the Intercreditor Agreement and each Credit Party (x) agrees that, except as expressly otherwise provided in the Intercreditor Agreement, nothing in the Intercreditor Agreement is intended to or shall impair the obligation of any Credit Party to pay the obligations under this Agreement or any Other Document as and when the same become due and payable in accordance with their respective terms, or to affect the relative rights of the creditors of any Credit Party, other than Agent and the Lenders as between themselves and (y) if Agent shall enforce its rights or remedies in violation of the terms of the Intercreditor Agreement, agrees that it shall not use such violation as a defense to any enforcement of remedies otherwise made in accordance with the terms of this Agreement and the Other Documents by Agent or any Lender or assert such violation as a counterclaim or basis for set-off or recoupment against Agent or any Lender and agrees to abide by the terms of this Agreement and to keep, observe and perform the several matters and things herein intended to be kept, observed and performed by it. In furtherance of the foregoing, notwithstanding anything to the contrary set forth herein, prior to the Payment in Full of the Revolving Obligations (each term as defined in the Intercreditor Agreement) to the extent that any Credit Party is required to (i) give physical possession over any Revolving Credit Priority Collateral to Agent under this Agreement or the Other Documents, such requirement to give possession shall be satisfied if such Collateral is delivered to and held by the Revolving Agent pursuant to the Intercreditor Agreement or (ii) take any other action with respect to the Revolving Loan Priority Collateral or any proceeds thereof, including delivery of such Collateral or proceeds thereof to Agent, such action shall be deemed satisfied to the extent undertaken with respect to the Revolving Agent.

XV.	BORROWING AGENCY.

15.1        Borrowing Agency Provisions.

(a)          Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) sign and endorse notes, (iii) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (iv) make elections regarding interest rates and (v) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b)          The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)          All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

(d)          Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

[SIGNATURE PAGES TO FOLLOW]

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWERS:

HUDSON TECHNOLOGIES COMPANY

By:	/s/ Kevin J. Zugibe
Name: Kevin J. Zugibe
Title: Chief Executive Officer

HUDSON HOLDINGS, INC.

By:	/s/ Kevin J. Zugibe
Name: Kevin J. Zugibe
Title: Chief Executive Officer

AIRGAS-REFRIGERANTS, INC.

By:	/s/ Kevin J. Zugibe
Name: Kevin J. Zugibe
Title: Chief Executive Officer

GUARANTOR:

HUDSON TECHNOLOGIES, INC.

By:	/s/ Kevin J. Zugibe
Name: Kevin J. Zugibe
Title: Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION,
as Agent

By:	/s/ Lisa Dowd
Name: Lisa Dowd
Title: Vice President

LENDERS:	FS Investment Corporation
By: GSO / Blackstone Debt Funds Management LLC,
as Sub-Adviser

FS Investment Corporation ii
By: GSO / Blackstone Debt Funds Management LLC,
as Sub-Adviser

GREEN CREEK LLC
By: FS Investment Corporation II, as Sole Member
By: GSO / Blackstone Debt Funds Management LLC,
as Sub-Adviser

JUNIATA RIVER LLC
By: FS Investment Corporation II, as Sole Member
By: GSO / Blackstone Debt Funds Management LLC,
as Sub-Adviser

fs investment corporation Iii
By: GSO / Blackstone Debt Funds Management LLC,
as Sub-Adviser

JEFFERSON SQUARE FUNDING LLC
By: FS Investment Corporation III, as Sole Member
By GSO / Blackstone Debt Funds Management LLC,
as Sub-Adviser

fs investment corporation IV
By: GSO / Blackstone Debt Funds Management LLC,
as Sub-Adviser

HAMILTON STREET FUNDING LLC
By: FS Investment Corporation, as Sole Member
By: GSO / Blackstone Debt Funds Management LLC,
as Sub-Adviser

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

Address:
GSO / Blackstone Debt Funds Management LLC
345 Park Avenue, 31st Floor
New York, NY 10154
Attention: Brad Marshall
Telephone: (212) 503-2143
Facsimile: (212) 503-6924
Email: brad.marshall@gsocap.com

with copies to:

King & Spalding LLP
100 N. Tryon Street, Suite 3900
Charlotte, North Carolina 28202
Attention: W. Todd Holleman, Esq.
Telephone: (704) 503-2567
Facsimile: (704) 503-2622
Email: tholleman@kslaw.com

Schedule 1.1(a)

Closing Date Commitments

Lender:	Amount:
FS Investment Corporation	$29,145,652.18
Hamilton Street Funding LLC	$10,800,000.00
Green Creek LLC	$21,358,695.65
Juniata River LLC	$30,000,000.00
Jefferson Square Funding LLC	$7,989,130.43
FS Investment Corporation IV	$5,706,521.74
Total:	$105,000,000.00

Schedule 1.1(b)

Delayed Draw Commitments

Lender:	Amount:
FS Investment Corporation	$9,510,869.57
FS Investment Corporation II	$12,228,260.87
FS Investment Corporation III	$1,902,173.91
FS Investment Corporation IV	$1,358,695.65
Total:	$25,000,000.00